UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Blue Nile, Inc.

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BLUE NILE, INC.
705 Fifth Avenue South
Suite 900
Seattle, Washington 98104

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 19, 2009

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Blue Nile, Inc., a Delaware corporation (the “Company”). Notice is hereby given that the Annual Meeting will be held on Tuesday, May 19, 2009 at 11:00 AM Pacific Time at the Washington Athletic Club located at 1325 Sixth Avenue, Seattle, Washington 98101 for the following purposes:

1.	To elect three directors to hold office until the 2012 Annual Meeting of Stockholders;

2.	To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as independent auditor for the Company for fiscal year ending January 3, 2010; and

3.	To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this notice.

The record date for the Annual Meeting is March 31, 2009. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose relating to the Annual Meeting, during ordinary business hours at our principal offices located at 705 Fifth Avenue South, Suite 900, Seattle, Washington 98104.

By Order of the Board of Directors,

Terri K. Maupin
Corporate Secretary

Seattle, Washington
April 17, 2009

You are cordially invited to attend the Annual Meeting in person. Directions to our Annual Meeting are available at http://investor.bluenile.com. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on
May 19, 2009. The Company’s Proxy Statement and Annual Report to security holders for the fiscal year ended January 4, 2009 is also available at http://investor.bluenile.com.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Proposal 1
Nominees for Election for a Three-year Term Expiring at the 2012 Annual Meeting
The Board Of Directors Recommends A Vote In Favor Of Each Named Nominee (Proposal 1).
Audit Committee Report(1)
Proposal 2
Security Ownership of Certain Beneficial Owners And Management
Executive Officers
Compensation of Executive Officers
Compensation of Executive Officers
Fiscal Year 2008, 2007, and 2006 Summary Compensation Table
All Other Compensation Table
Grants of Plan-Based Awards for Fiscal 2008 Table
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Outstanding Equity Awards At Fiscal Year-End 2008
Option Exercises and Stock Vested Table in Fiscal 2008
Equity Compensation Plan Information
Compensation Committee Report (1)
Compensation of Directors
2008 Director Compensation Table
Transactions with Related Persons
Annual Report on Form 10-K
Householding of Proxy Materials
Other Matters

BLUE NILE, INC.
705 Fifth Avenue South
Suite 900
Seattle, Washington 98104

PROXY STATEMENT
FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 19, 2009

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Blue Nile, Inc. (sometimes referred to as “we,” the “Company” or “Blue Nile”) is soliciting your proxy to vote at the 2009 Annual Meeting of Stockholders. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to mail this proxy statement and accompanying proxy card on or about April 17, 2009 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 31, 2009 will be entitled to vote at the Annual Meeting. On this record date, there were 14,497,725 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name. If on March 31, 2009 your shares were registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, please fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank. If on March 31, 2009 your shares were registered in the name of your broker, bank, or other nominee, to vote in person at the Annual Meeting you must obtain a valid proxy issued in your name from that organization and present it to the Company’s inspector of elections at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed by your broker, bank or other nominee to ensure your vote is counted.

What am I voting on?

There are two matters scheduled for a vote:

1)  Election of three directors; and

2)	Ratification of Deloitte & Touche LLP as independent auditor for the Company for fiscal year ending January 3, 2010.

How do I vote?

For proposal number 1, you may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For proposal number 2, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

➢	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

➢	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

➢	To vote over the telephone, dial toll-free 1-866-540-5760 using a touch-tone phone and follow the recorded instructions. Please have your proxy card in hand when you call. Your vote must be received by 8:59 PM Pacific Time (11:59 PM Eastern Time) on Monday, May 18, 2009 to be counted.

➢	To vote on the Internet, go to http://www.proxyvoting.com/nile to complete an electronic proxy card. Your vote must be received by 8:59 PM Pacific Time (11:59 PM Eastern Time) on Monday, May 18, 2009 to be counted.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Beneficial Owner: Shares Registered in the Name of Broker or Bank. If on March 31, 2009 you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Blue Nile. To vote by proxy card, simply complete and mail the proxy card according to the instructions provided to you to ensure that your vote is counted. Alternatively, you may vote by telephone or on the Internet as instructed by your broker, bank or other nominee. To vote in person at the Annual Meeting, you must obtain from the record holder a valid proxy issued in your name and present it to the Company’s inspector of elections at the Annual Meeting.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 31, 2009.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of the nominees for director, and “For” the ratification of Deloitte & Touche LLP as independent auditor for the Company for fiscal year ending January 3, 2010. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other nominees for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

➢	You may submit another properly completed proxy card with a later date.

➢	You may send a timely written notice that you are revoking your proxy to Blue Nile’s Corporate Secretary at 705 Fifth Avenue South, Suite 900, Seattle, Washington 98104.

➢	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other nominee, you should follow the instructions provided by that organization.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 18, 2009 (120 calendar days prior to the anniversary of the mailing date of this proxy statement), to our Corporate Secretary at 705 Fifth Avenue South, Suite 900, Seattle, Washington 98104. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Securities and Exchange Act of 1934, as amended.

A stockholder proposal or nomination for director that will not be included in next year’s proxy materials, but that a stockholder intends to present in person at next year’s Annual Meeting, must comply with the notice, information and consent provisions contained in our Bylaws. In part, the Bylaws provide that to timely submit a proposal or nominate a director you must do so by submitting the proposal or nomination in writing, to our Corporate Secretary at our principal executive offices no later than the close of business on February 18, 2010 (90 days prior to the first anniversary of the 2009 Annual Meeting Date) nor earlier than the close of business on January 19, 2010 (120 days prior to the first anniversary of the 2009 Annual Meeting date). In the event that we set an Annual Meeting date for 2010 that is not within 30 days before or after the anniversary of the 2009 Annual Meeting date, notice by the stockholder must be received no earlier than the close of business on the 120th day prior to the 2010 Annual Meeting and no later than the close of business on the later of the 90th day prior to the 2010 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2010 Annual Meeting is first made. Our Bylaws contain additional requirements to properly submit a proposal or nominate a director. If you plan to submit a proposal or nominate a director, please review our Bylaws carefully. You may obtain a copy of our Bylaws by mailing a request in writing to Blue Nile’s Corporate Secretary at 705 Fifth Avenue South, Suite 900, Seattle, Washington 98104.

How are votes counted?

Votes will be counted by the inspector of elections appointed for the Annual Meeting. With respect to the election of directors, the inspector of elections will count votes “For” and “Withheld.” The three directors who receive the greatest number of “For” votes (among votes properly cast in person or by proxy) will be elected to the Board of Directors. With respect to the ratification of the selection of an independent auditor for fiscal year 2009, the inspector of elections will count votes cast “For” and “Against” the proposal, along with any abstentions. Abstentions from voting on this proposal will be counted towards a quorum and will have the same effect as “Against” votes. The proposal to ratify the selection of the Company’s independent auditor for fiscal year 2009 will be approved if the holders of a majority of shares present and entitled to vote either in person or by proxy vote “For” the proposal.

What are “broker non-votes”?

If you have shares that are held by a broker, bank or other nominee, you may give that organization voting instructions and it must vote as you directed. If you do not give the broker any instructions, the broker may vote at its discretion on all routine matters. The two matters scheduled for a vote at the Annual Meeting: (1) the election of three directors; and (2) the ratification of Deloitte & Touche LLP as independent auditor for the Company for fiscal year ending January 3, 2010, are considered routine matters. For non-routine matters, your broker may not vote using its discretion. A broker’s failure to vote on a non-routine matter is referred to as a “broker non-vote.” Shares that constitute broker non-votes are not considered votes cast on the non-routine matter, but are counted for quorum purposes.

How many votes are needed to approve each proposal?

➢	Proposal 1 — Election of Directors. For the election of directors, the three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

➢	Proposal 2 — Ratification of Deloitte & Touche LLP as Independent Auditor. To be approved, Proposal No. 2, the ratification of Deloitte & Touche LLP as independent auditor for the Company for fiscal year ending January 3, 2010, must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the Annual Meeting or represented by proxy. On the record date, there were 14,497,725 shares of common stock outstanding and entitled to vote. Thus, the holders of 7,248,863 shares of common stock must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. In the absence of a quorum, the Annual Meeting may be adjourned either by the Chairman of the meeting or by vote of the holders of a majority of shares present at the meeting in person or represented by proxy.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of the fiscal year ending January 3, 2010.

Proposal 1

Election Of Directors

Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

Our Board of Directors presently has eight members. There are three directors in the class whose terms of office expire in 2009, Mary Alice Taylor, Michael Potter, and Steve Scheid. Ms. Taylor has served as a director since 2000 and was previously elected by the stockholders. Mr. Potter and Mr. Scheid were elected by the Board of Directors in October 2007 but have not previously been subject to stockholder election. Mr. Potter was initially recommended to the Nominating and Corporate Governance Committee by Mr. Carlborg, and Mr. Scheid was initially recommended to the Nominating and Corporate Governance Committee by Ms. Taylor. On the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Mary Alice Taylor, Michael Potter and Steve Scheid to stand for election at the 2009 Annual Meeting. If elected at the 2009 Annual Meeting, each of Ms. Taylor, Mr. Potter and Mr. Scheid would be independent non-employee directors and would serve until the 2012 Annual Meeting and until his or her successor is elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is our policy to invite and encourage directors and nominees for director to attend the Annual Meeting. Mark Vadon and Diane Irvine attended the 2008 Annual Meeting.

For the election of directors, the three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the unexpected event that a nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the Company. Alternatively, the Board of Directors may decide to reduce the size of the Board of Directors. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable or unwilling to serve.

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.

Nominees for Election for a Three-year Term Expiring at the 2012 Annual Meeting

Mary Alice Taylor
Mary Alice Taylor, age 59, has served as a director since March 2000 and has served as Blue Nile’s lead independent director since 2004. Ms. Taylor has been an independent business executive since October 2000. She held a temporary assignment as Chairman and Chief Executive Officer of Webvan Group, Inc., an e-commerce company, from July 2001 to December 2001. Prior to that, she served as Chairman and Chief Executive Officer of HomeGrocer.com, an e-commerce company, from September 1999 until she completed a sale of the company to Webvan Group, Inc. in October 2000. From January 1997 to September 1999, Ms. Taylor served as Corporate Executive Vice President of Worldwide Operations and Technology for Citigroup, Inc., a financial services organization. Ms. Taylor also served as Senior Vice President of Federal Express Corporation, a delivery services company, from September 1991 until December 1996. Ms. Taylor holds a B.S. in Finance from Mississippi State University. Ms. Taylor also serves on the Board of Directors of Allstate Corporation, an insurance company.

Michael Potter
Michael Potter, age 47, has served as a director since October 2007. Mr. Potter served as Chairman and Chief Executive Officer of Big Lots, Inc., a Fortune 500 retailer, from June 2000 to June 2005. Prior to serving as Chief Executive Officer, Mr. Potter served in various capacities at Big Lots, including the role of Chief Financial Officer. Prior to Big Lots, Mr. Potter held various positions at The Limited, Inc., May Department Stores, and Meier & Frank, all retail companies. Mr. Potter currently serves on the Board of Directors of Coldwater Creek, Inc., a triple channel retailer of women’s apparel, gifts and accessories. Mr. Potter holds an M.B.A. from Capital University in Ohio and a B.S. in Finance and Management from the University of Oregon.

Steve Scheid
Steve Scheid, age 55, has served as a director since October 2007. Mr. Scheid currently serves as Chairman of the Board of Janus Capital Group, Inc., an asset management company. From April 2004 until December 2005, Mr. Scheid served as Chief Executive Officer and Chairman of the Board of Janus. Mr. Scheid joined the Janus Board in December 2002 and was appointed Chairman in January 2004. Mr. Scheid served as Vice Chairman of The Charles Schwab Corporation and President of Schwab’s retail group from 2000 to 2002. Prior thereto, Mr. Scheid headed Schwab’s financial products and services group and was the firm’s Chief Financial Officer from 1996 through 1999. From 2001 to 2002, Mr. Scheid served on the Federal Advisory Council, which provides oversight to the Federal Reserve Board in Washington, D.C. Mr. Scheid has served as a founding partner of Strategic Execution Group, LLC, a consulting firm, since April 2007. Mr. Scheid currently serves on the Board of Directors of PMI Group, Inc., an international provider of credit enhancement products. Mr. Scheid holds a B.S. from Michigan State University.

The Board Of Directors Recommends
A Vote In Favor Of Each Named Nominee (Proposal 1).

Directors Continuing in Office Until the 2010 Annual Meeting

Diane Irvine
Diane Irvine, age 50, has served as a director since May 2001, and has served as Blue Nile’s Chief Executive Officer since February 2008 and President since February 2007. She served as the Company’s Chief Financial Officer from December 1999 to September 2007. From February 1994 to May 1999, Ms. Irvine served as Vice President and Chief Financial Officer of Plum Creek Timber Company, Inc., a timberland management and wood products company. From September 1981 to February 1994, Ms. Irvine served in various capacities, most recently as a partner, with Coopers and Lybrand LLP, an accounting firm. Ms. Irvine serves on the Board of Directors of Ticketmaster Entertainment, Inc., a live entertainment ticketing and marketing company. Ms. Irvine holds a B.S. in Accounting from Illinois State University and an M.S. in Taxation from Golden Gate University.

Leslie Lane
Leslie Lane, age 41, has served as a director since December 2008. Mr. Lane has served as Vice President and General Manager of Global Running for Nike, Inc., a leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories, since October 2006. From March 2004 to October 2006, Lane served as the Director of Nike Global Footwear Finance and Strategic Planning and, from March 2003 to March 2004, he served as the Director of Nike Subsidiaries. From 1998 to 2002, Lane held various positions at Roll International Corporation, a private holding company, including serving as the Chief Operating Officer of PomWonderful LLC, the Chief Financial Officer of Paramount Citrus, and the Vice President of Strategy of Roll International Corporation. From 1990 to 1998, Lane was a consultant with Bain & Company. He holds an M.A. in Chemistry from Oxford University and an M.B.A. from Harvard University.

Ned Mansour
Ned Mansour, age 60, has served as a director since December 2008. Mr. Mansour served as President of Mattel, Inc., a worldwide leader in the design, manufacture and marketing of family products, until his retirement in March 2000. He joined Mattel in 1978 as a senior attorney and held numerous positions before becoming President, including President of Corporate Operations, President of Mattel USA, Chief Administrative Officer, and Executive Vice President and General Counsel. Mr. Mansour currently serves on the Board of Directors of the Ryland Group, one of the nation’s largest homebuilders. In addition, Mr. Mansour previously served as a member of the Board of Directors of Mattel and Big Lots, Inc., a Fortune 500 retailer. He holds a B.A. in Finance from the University of Southern California and a J.D. from the University of San Diego School of Law.

Directors Continuing in Office Until the 2011 Annual Meeting

Mark Vadon
Mark Vadon, age 39, co-founded Blue Nile and has served as Chairman of the Board of Directors since its inception in March 1999. He has served as the Company’s Executive Chairman since February 2008 and served as the Company’s Chief Executive Officer from March 1999 to February 2008. From March 1999 to February 2007, Mr. Vadon was also Blue Nile’s President. From December 1992 to March 1999, Mr. Vadon was a consultant for Bain & Company, a management consulting firm. Mr. Vadon holds a B.A. in Social Studies from Harvard University and an M.B.A. from Stanford University.

Eric Carlborg
Eric Carlborg, age 45, has served as a director since February 2005. Since April 2006, Mr. Carlborg has served as a partner at Continental Investors LLC, an investment company. From September 2005 to March 2006, Mr. Carlborg served as Chief Financial Officer of ProvideCommerce, Inc., an e-commerce company. From July 2001 to October 2004, Mr. Carlborg was a Managing Director of Investment Banking with Merrill Lynch & Co., a financial services company. Prior to his tenure at Merrill Lynch, Mr. Carlborg served in various executive financial positions, including Chief Financial Officer at Authorize.net, Inc. and Chief Strategy Officer at Go2Net, Inc., providers of Internet products and services. Mr. Carlborg also previously served as Chief Financial Officer for Einstein/Noah Bagel Corp., a food service company. Mr. Carlborg previously served as a member of the Board of Directors of Big Lots, Inc., a Fortune 500 retailer. Mr. Carlborg holds a B.A. from the University of Illinois and an M.B.A. from the University of Chicago.

Independence of The Board of Directors

As required under the NASDAQ Stock Market LLC (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. Our Board of Directors consults with our legal counsel to ensure that the Board of Directors’ determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect, from time to time.

Consistent with these considerations, after reviewing all relevant transactions and relationships between each director, or any of his or her family members, and the Company, our senior management and our independent auditor, the Board of Directors affirmatively determined that the following six directors are independent directors within the meaning of the applicable Nasdaq listing standards: Mary Alice Taylor, Eric Carlborg, Leslie Lane, Ned Mansour, Michael Potter, and Steve Scheid. In making this determination, the Board of Directors found that none of these directors had a material or other disqualifying relationship with us. Mr. Vadon, our Executive Chairman, and Ms. Irvine, our Chief Executive Officer and President, are not independent directors by virtue of their employment with us.

Meetings of the Board of Directors

The Board of Directors met six times during fiscal year 2008. Each Board member attended 75% or more of the aggregate of the meetings of the Board of Directors and meetings of the committees on which he or she served, held during the period for which he or she was a director or committee member.

As required under applicable Nasdaq listing standards, in fiscal year 2008, our independent directors met four times in regularly scheduled executive sessions at which only independent directors were present. The lead independent director, Mary Alice Taylor, presided over the executive sessions. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director or to the independent directors generally, in care of Blue Nile’s Corporate Secretary at 705 Fifth Avenue South, Suite 900, Seattle, Washington 98104. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation or Nominating and Corporate Governance Committee, as applicable.

Information Regarding the Board of Directors and its Committees

In April 2004, our Board of Directors documented the governance practices followed by us and our Board of Directors by adopting the Corporate Governance Policies of the Board of Directors (the “Governance Policies”). The Governance Policies provide the Board of Directors with the necessary authority to review and evaluate our business operations, as needed, and they are designed to facilitate the Board of Directors’ independent decision making authority. The Governance Policies are intended to align the interests of directors and management with those of our stockholders. The Governance Policies, among other things, set forth the practices the Board of Directors will follow with respect to the selection of directors, the independence of the directors, meetings of the Board of Directors, committees of the Board of Directors and the responsibilities of the Board of Directors. The Governance Policies were adopted to, among other things, reflect changes to the Nasdaq listing standards and Securities and Exchange Commission rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Policies of the Board of

Directors, as well as the charters for each committee of the Board of Directors, may be viewed on our website at www.bluenile.com in the corporate governance section of our investor relations page.

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal year 2008 for each of the committees of the Board of Directors:

Name	Audit	Compensation	Nominating and Corporate Governance

Eric Carlborg	X*
Diane Irvine
Joseph Jimenez(1)		X†
Leslie Lane(2)	X		X
Ned Mansour(3)		X	X
Michael Potter(4)	X	X
Steve Scheid(5)		X*
Joanna Strober(6)		X†	X†
Mary Alice Taylor**	X		X*
Mark Vadon

Total meetings in fiscal year 2008	8	12	7

*	Committee Chairperson
**	Lead Independent Director
†	Resigned from the Board of Directors in 2008

(1)	Mr. Jimenez served as the Chair of the Compensation Committee until April 2008. Mr. Jimenez resigned from the Board of Directors on August 4, 2008.
(2)	Mr. Lane was elected to the Board of Directors effective December 2008 and was appointed to each of the Audit Committee and the Nominating and Corporate Governance Committee in December 2008.
(3)	Mr. Mansour was elected to the Board of Directors effective December 2008 and was appointed to each of the Compensation Committee and the Nominating and Corporate Governance Committee in December 2008.
(4)	Mr. Potter served on our Nominating and Corporate Governance Committee from January 2008 until December 2008. He was appointed to the Compensation Committee in December 2008.
(5)	Mr. Scheid was appointed Chair of the Compensation Committee in April 2008.
(6)	Ms. Strober resigned from the Board of Directors on December 17, 2008. Prior to her resignation, Ms. Strober served on the Compensation Committee and the Nominating and Corporate Governance Committee.

Below is a description of each committee of the Board of Directors. Each committee has authority to engage legal counsel or other experts or consultants, as it deems appropriate, to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment.

Audit Committee

The Audit Committee of the Board of Directors oversees our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee performs functions, including, among other things:

•	evaluating the performance of and assessing the qualifications of the independent auditor;

•	determining and approving the engagement of the independent auditor;

•	determining whether to retain or terminate the existing independent auditor or to appoint and engage a new independent auditor;

•	evaluating the systems of internal control over financial reports;

•	reviewing and approving the retention of the independent auditor to perform any proposed permissible non-audit services;

•	monitoring the rotation of partners of the independent auditor on our audit engagement team as required by law;

•	reviewing and approving or rejecting transactions between us and any related parties;

•	conferring with management and the independent auditor regarding the effectiveness of our internal controls over financial reporting;

•	establishing procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	reviewing our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Four directors comprise the Audit Committee: Mr. Carlborg (Chairman), Mr. Lane, Mr. Potter and Ms. Taylor. The Audit Committee met eight times during fiscal year 2008. The Audit Committee has adopted a written charter that is available on our website, www.bluenile.com, in the corporate governance section of our investor relations page.

Our Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors has also determined that each of Mr. Carlborg, Mr. Potter, and Ms. Taylor, qualifies as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission rules. In making this determination, the Board of Directors made a qualitative assessment of Mr. Carlborg, Mr. Potter and Ms. Taylor’s level of knowledge and experience based on a number of factors, including their respective formal education, experience, business acumen and independence.

Audit Committee Report(1)

The Audit Committee reviewed and discussed the audited financial statements for fiscal year 2008 with management of Blue Nile. The Audit Committee has also discussed with Blue Nile’s independent auditor the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from Blue Nile’s independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with Blue Nile’s independent auditor the independent auditor’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Blue Nile’s Annual Report on Form 10-K for the fiscal year ended January 4, 2009.

Date: April 17, 2009

Respectfully submitted,

Eric Carlborg, Chairman
Leslie Lane
Michael Potter
Mary Alice Taylor

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee acts on behalf of the Board of Directors to review, adopt and oversee our compensation strategy, policies, plans and programs, including:

•	establishment of corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management and evaluation of performance in light of these objectives;

•	review and approval of the compensation and other terms of employment of our executive officers and other senior management; and

•	administration of our equity compensation plans, incentive compensation plans, and other similar plans.

The Compensation Committee also reviews with management our Compensation Discussion and Analysis and considers whether to recommend that it be included in our Proxy Statement.

Three directors comprise the Compensation Committee: Mr. Scheid (Chairman), Mr. Mansour and Mr. Potter. Mr. Jimenez and Ms. Strober also served on the Compensation Committee prior to their resignation from the Board of Directors in August 2008 and December 2008, respectively. Our Board of Directors has determined that all of the members of the Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Compensation Committee met twelve times during fiscal year 2008. The Compensation Committee has adopted a written Compensation Committee charter that is available on our website, www.bluenile.com, in the corporate governance section of our investor relations page.

The agenda for each Compensation Committee meeting is generally developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer, the Executive Chairman, and the General Counsel, as appropriate. The Compensation Committee meets regularly in executive session. From time to time, various members of management as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice, or otherwise participate in the Compensation Committee meetings. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting, or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist it in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate. In 2004, the Compensation Committee formed the Stock Award Committee. Four executives comprise the Stock Award Committee: Ms. Irvine, our Chief Executive Officer, Mr. Vadon, our Executive Chairman, Marc Stolzman, our Chief Financial Officer, and Lauren Neiswender, our General Counsel. The Compensation Committee delegated authority to grant within ranges approved by the Compensation Committee: (1) stock options to newly hired non-executive employees, and (2) merit awards to existing non-executive employees at such times as are specifically authorized. The purpose of this delegation of authority is to enhance the flexibility of option administration within the Company and to facilitate the timely grant of options to non-executive employees within specified limits approved by the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

None of the Compensation Committee’s members has at any time been an officer or employee of Blue Nile. None of our executive officers serve, or in the past fiscal year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving on our Board of Directors or Compensation Committee. None of the Compensation Committee’s members is or was a participant in a “related person transaction” in the past fiscal year (see “Transactions with Related Persons” included herein for a description of our policy on related person transactions).

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for, among other things:

•	identifying, reviewing and evaluating candidates to serve as directors;

•	recommending candidates to the Board of Directors for election to the Board of Directors;

•	reviewing and evaluating incumbent directors;

•	considering recommended director nominees and proposals submitted by stockholders;

•	establishing policies and procedures to facilitate stockholder communications with the Board of Directors;

•	evaluating the performance, authority, operations, charter and composition of each standing committee and the performance of each committee member and recommending changes, as it deems appropriate;

•	developing and periodically reviewing a management succession plan;

•	establishing and carrying-out a process for the periodic review of the performance of the Board of Directors and its committees and management;

•	assessing the independence of directors;

•	evaluating the need for a plan or program for the continuing education of directors;

•	developing and reviewing our corporate governance principles; and

•	overseeing our policies and practices regarding philanthropic and political activities.

Three directors comprise the Nominating and Corporate Governance Committee: Ms. Taylor (Chairwoman), Mr. Lane and Mr. Mansour. Ms. Strober served on the Nominating and Corporate Governance Committee prior to her resignation from the Board of Directors in December 2008. Mr. Potter also served on the Nominating and Corporate Governance Committee from January 2008 until December 2008. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met seven times during fiscal year 2008. The Nominating and Corporate Governance Committee has adopted a written charter that is available on our website, www.bluenile.com, in the corporate governance section of our investor relations page.

Criteria for Nominees.  The Nominating and Corporate Governance Committee reviews the experience and characteristics appropriate for members of the Board of Directors and director nominees in light of the Board of Directors’ composition at the time, and skills and expertise needed at the Board of Directors and committee levels. The Nominating and Corporate Governance Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to us during their term, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be “independent” under Nasdaq listing standards, applicable Securities and Exchange Commission rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible nominees after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider the nominees and then selects a nominee or nominees for recommendation to the Board of Directors by majority vote.

To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director nominees. To date, the Nominating and Corporate Governance Committee has not received a timely recommendation for a director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

The Nominating and Corporate Governance Committee will consider properly submitted director nominees recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates nominees based on whether or not the nominee was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 705 Fifth Avenue South, Suite 900, Seattle, Washington 98104, Attention: Corporate Secretary, at least 120 days prior to the anniversary date of the mailing of our proxy statement for the last Annual Meeting of Stockholders. Recommendations must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the recommending stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. No such recommendation of a nominee to the Nominating and Corporate Governance Committee shall be deemed to satisfy the nomination requirements set forth in our Bylaws.

Stockholder Communications With The Board Of Directors

Our Board of Directors has adopted a formal process by which stockholders may communicate with the Board of Directors or any of our individual directors. Stockholders who wish to communicate with the Board of Directors may do so by sending written communications addressed to the Corporate Secretary of Blue Nile at 705 Fifth Avenue South, Suite 900, Seattle, Washington 98104. All communications will be compiled by our Corporate Secretary and submitted to the Board of Directors or the individual directors, as applicable, on a periodic basis.

Code Of Ethics

We have adopted the Blue Nile, Inc. Code of Ethics that applies to all officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The Code of Ethics is available on our website at www.bluenile.com in the corporate governance section of our investor relations page. If we make any substantive amendments to the Code of Ethics or grant any waiver from a provision of the Code of Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website and file a Current Report on Form 8-K to the extent required by law and the Nasdaq listing standards.

Proposal 2

Ratification Of Selection Of Independent Auditor

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as independent auditor for the Company for fiscal year ending January 3, 2010 and has further directed that management submit the selection of the independent auditor for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP audited our financial statements for the years ended January 4, 2009 and December 30, 2007. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as independent auditor for the Company. The Audit Committee, however, is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the year if they determine that such a change would be in the best interest of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP. Abstentions will have the same effect as a vote against this proposal.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the fiscal years ended January 4, 2009 and December 30, 2007 by Deloitte & Touche LLP, the Company’s principal accountant for each of these fiscal years. All fees described below were approved by the Audit Committee.

Fiscal Year Ended
	January 4, 2009	December 30, 2007

Audit Fees (1)	$ 620,705	$ 601,928
Audit-related Fees	—	—
Tax Fees (2)	23,213	11,150
All Other Fees	—	—

Total Fees	$ 643,918	$ 613,078

(1)	Audit Fees consist of fees we paid to Deloitte & Touche LLP for (i) the audit of our annual financial statements included in our 2008 10-K and review of financial statements included in our Quarterly Reports on Form 10-Q; (ii) the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material aspects; (iii) services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements.

(2)	Tax fees in fiscal 2008 relate to 2007 federal, state and foreign tax return preparation. Tax fees in fiscal 2007 relate to 2006 federal and state tax return preparation and federal, state and foreign tax planning and consulting.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor. These policies generally provide for the pre-approval of specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-

approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to and ratified by the full Audit Committee at its next scheduled meeting. As such, the engagement of Deloitte & Touche LLP to render all of the services described in the categories above was approved by the Audit Committee in advance of rendering those services or approved by a delegate and subsequently ratified by the Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.

The Board Of Directors Recommends
A Vote In Favor Of Proposal 2.

Security Ownership of
Certain Beneficial Owners And Management

The following table sets forth certain information regarding the ownership of our common stock as of March 13, 2009, except as otherwise indicated, by: (i) each director and nominee for director; (ii) each of our named executive officers (as defined herein); (iii) all of our executive officers, directors and nominees for director as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Blue Nile, 705 Fifth Avenue South, Suite 900, Seattle, Washington 98104.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total

Marathon Asset Management LLP (2)	2,053,463	14.2%
Orion House, 5 Upper St. Martin’s Lane London, WC2H 9EA, United Kingdom

Morgan Stanley (3)	1,894,805	13.1%
1585 Broadway New York, NY 10036

Capital World Investors (4)	1,703,580	11.8%
333 South Hope Street Los Angeles, CA 90071

Wells Fargo & Company (5)	1,680,686	11.6%
420 Montgomery Street San Francisco, CA 94163

Baron Capital Group, Inc. (6)	1,545,500	10.7%
767 Fifth Avenue New York, NY 10153

Marsico Capital Management, LLC (7)	1,492,375	10.3%
1200 17th Street, Suite 1600 Denver, CO 80202

Zevenbergen Capital Investments LLC (8)	1,106,200	7.6%
601 Union Street, Suite 4600 Seattle, WA 98101

SMALLCAP World Fund, Inc. (9)	941,140	6.5%
333 South Hope Street Los Angeles, CA 90071

FMR LLC (10)	893,500	6.2%
82 Devonshire Street Boston, MA 02109

Barclays Global Investors, NA (11)	858,119	5.9%
400 Howard Street San Francisco, CA 94105

Mark Vadon (12)	1,204,971	7.9%

Diane Irvine (13)	379,061	2.6%

Marc Stolzman (14)	—	*

Susan Bell (15)	79,193	*

Dwight Gaston (16)	98,791	*

Terri Maupin (17)	40,389	*

Darrell Cavens (18)	4,200	*

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total

Robin Easton (19)	15	*

Mary Alice Taylor (20)	40,809	*

Eric Carlborg (21)	17,646	*

Leslie Lane (22)	1,971	*

Ned Mansour (23)	3,500	*

Michael Potter (24)	8,039	*

Steve Scheid (25)	8,039	*

All executive officers and directors as a group (15 persons) (26)	1,886,624	11.9%

* Less than one percent.

(1)	Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 14,497,725 shares outstanding on March 13, 2009, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after March 13, 2009 are deemed to be outstanding for the purpose of calculating that stockholder’s beneficial ownership percentage, but are not deemed outstanding for computing the ownership percentage of any other person other than the executive officers and directors as a group.
(2)	This information is as of December 31, 2008 and is based solely on information reported on a Schedule 13G filed on January 12, 2009 on behalf of M.A.M. Investments Ltd. (“M.A.M.”), Marathon Asset Management (Services) Ltd. (“Marathon Ltd.”), Marathon Asset Management LLP (“Marathon LLP”), William James Arah (“Arah”), Jeremy John Hosking (“Hosking”) and Neil Mark Ostrer (“Ostrer”). According to the report, M.A.M., Marathon Ltd., Marathon LLP, Arah, Hosking and Ostrer each beneficially owns an aggregate of 2,053,463 shares and has shared voting power with respect to 1,455,428 shares and shared dispositive power with respect to 2,053,463 shares. Marathon Ltd, an owner of Marathon LLP, is a wholly owned subsidiary of M.A.M and as such, shares with M.A.M. the voting and dispositive power as to all shares beneficially owned by Marathon Ltd. Arah, Hosking and Ostrer are directors and indirect owners of Marathon Ltd and owners and executive committee members of Marathon LLP.
(3)	This information is as of December 31, 2008 and is based solely on information reported on a Schedule 13G filed on February 17, 2009 on behalf of Morgan Stanley and Morgan Stanley Investment Management Inc. Morgan Stanley Investment Management, Inc. is a wholly-owned subsidiary of Morgan Stanley. According to the report, Morgan Stanley beneficially owns an aggregate of 1,894,805 shares and has sole voting power with respect to 1,735,389 shares and sole dispositive power with respect to 1,894,805 shares and Morgan Stanley Investment Management, Inc. beneficially owns an aggregate of 1,771,301 shares and has sole voting power with respect to 1,695,396 and sole dispositive power with respect to 1,771,301 shares.
(4)	This information is as of December 31, 2008 and is based solely on information reported on a Schedule 13G filed on February 13, 2009 on behalf of Capital World Investors. According to the report, Capital World Investors, a division of Capital Research and Management Company (“CRMC”) is deemed to be the beneficial owner of 1,703,580 shares as a result of CRMC acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. Capital World Investors has sole voting and dispositive power over 1,703,580 shares.
(5)	This information is as of December 31, 2008 and is based solely on information reported on a Schedule 13G filed on January 12, 2009 on behalf of Wells Fargo & Company and Evergreen Investment Management Company, LLC. According to the report, Wells Fargo & Company beneficially owns an aggregate of 1,680,686 shares and has sole voting power with respect to 1,660,409 shares, sole dispositive power with respect to 1,664,609 shares and shared dispositive power with respect to 16,077 shares. Evergreen Investment Management Company, LLC, a subsidiary of Wells Fargo & Company, beneficially owns an aggregate of 1,653,047 shares and has sole voting power with respect to 1,648,842 shares and sole dispositive power with respect to 1,653,047 shares.

(6)	This information is as of December 31, 2008 and is based solely on information reported on a Schedule 13G filed on February 12, 2009 on behalf of Baron Capital Group, Inc. (“BCG”), BAMCO, Inc. (“BAMCO”), Baron Capital Management, Inc. (“BCM”), Baron Growth Fund (“BGF”), and Ronald Baron. According to the report, BCG has beneficial ownership over 1,545,500 shares, BAMCO has beneficial ownership over 1,505,100 shares, BCM has beneficial ownership over 40,400 shares, BGF has beneficial ownership over 800,000 shares and Ronald Baron has beneficial ownership over 1,545,500 shares. BCG and Ronald Baron disclaim beneficial ownership of shares held by their controlled entities (or the investment advisory clients thereof) to the extent such shares are held by persons other than BCG and Ronald Baron. BAMCO and BCM disclaim beneficial ownership of shares held by their investment advisory clients to the extent such shares are held by persons other than BAMCO, BCM and their affiliates. BCG, BAMCO, BCM, BGF and Ronald Baron each share voting power with respect to 1,463,500, 1,425,100, 38,400, 800,000 and 1,463,500 shares, respectively. BCG, BAMCO, BCM, BGF and Ronald Baron each have shared dispositive power with respect to 1,545,500, 1,505,100, 40,400, 800,000 and 1,545,500 shares, respectively. BAMCO and BCM are subsidiaries of BCG. BGF is an advisory client of BAMCO. Ronald Baron owns a controlling interesting in BCG.
(7)	This information is as of December 31, 2008 and is based solely on information reported on a Schedule 13G filed on February 12, 2009 on behalf of Marsico Capital Management LLC (“Marsico”). According to the report, Marsico has sole voting power over 1,484,231 shares and sole dispositive power over 1,492,375 shares.
(8)	This information is as of December 31, 2008 and is based solely on information reported on a Schedule 13G filed on February 9, 2009 on behalf of Zevenbergen Capital Investments LLC (“Zevenbergen”). According to the report, Zevenbergen has sole voting power over 424,600 shares and sole dispositive power over 1,106,200 shares. Zevenbergen disclaims beneficial ownership of 1,106,200 shares.
(9)	This information is as of December 31, 2008 and is based solely on information reported on a Schedule 13G filed on February 17, 2009 on behalf of SMALLCAP World Fund, Inc. (“SWF”). According to the report, SWF is an investment company registered under the Investment Company Act of 1940, and is advised by Capital Research and Management Company. SWF is deemed to be the beneficial owner of 941,140 shares and has sole voting power over 941,140 shares.
(10)	This information is as of December 31, 2008 and is based solely on information reported on a Schedule 13G filed on February 17, 2009 on behalf of FMR LLC and Edward C. Johnson 3d. Edward C. Johnson 3d is the Chairman of FMR LLC and he and members of his family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. According to the report, FMR LLC and Edward C. Johnson 3d each has sole dispositive power with respect to 893,500 shares. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 893,500 shares as a result of acting as investment advisor to various investment companies. The ownership of one investment company, Fidelity Mid Cap Stock Fund, amounted to 800,000 shares as of the reporting date.
(11)	This information is as of December 31, 2008 and is based solely on information reported on a Schedule 13G filed on February 5, 2009 on behalf of Barclays Global Investors, NA (“Barclays Investors”), Barclays Global Fund Advisors (“Barclays Advisors”) and Barclays Global Investors LTD (“Barclays LTD”). According to the report, Barclays Investors beneficially owns an aggregate 276,915 shares, Barclays Advisors beneficially owns an aggregate 571,441 shares, and Barclays LTD owns an aggregate 9,763 shares. Barclays Investors, Barclays Advisors and Barclays LTD each has sole voting power with respect to 244,298, 406,490, and 440 shares, respectively. Barclays Investors, Barclays Advisors and Barclays LTD each has sole dispositive power with respect to 276,915, 571,441, and 9,763 shares, respectively.
(12)	Includes 696,415 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 13, 2009.
(13)	Includes 1,160 shares held by Douglas Royan Irvine as Custodian for the benefit of Laura Anne Irvine under the Washington Uniform Gift to Minors Act, 1,160 shares held by Douglas Royan Irvine as Custodian for the benefit of David Douglas Irvine under the Washington Uniform Gift to Minors Act, 1,160 shares held by Douglas Royan Irvine as Custodian for the benefit of Jessica Leigh Irvine under the Washington Uniform Gift to Minors Act and 337,854 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 13, 2009.
(14)	Includes 0 shares of stock issuable upon the exercise of options that are exercisable within 60 days of March 13, 2009.
(15)	Includes 79,193 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 13, 2009.

(16)	Includes 98,791 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 13, 2009.
(17)	Includes 26,389 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 13, 2009.
(18)	Mr. Cavens held 4,200 shares of as of March 13, 2009. Mr. Cavens resigned from Blue Nile effective July 3, 2008.
(19)	Mr. Easton held 15 shares as of March 13, 2009. Mr. Easton resigned from Blue Nile effective March 31, 2008.
(20)	Includes 34,562 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 13, 2009.
(21)	Includes 16,646 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 13, 2009.
(22)	Includes 1,500 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 13, 2009.
(23)	Includes 1,500 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 13, 2009.
(24)	Includes 6,656 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 13, 2009.
(25)	Includes 6,656 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 13, 2009.
(26)	Includes shares held by our executive officers and our Board of Directors, including the shares described in notes (12) through (25) above. The one executive officer who is not also a named executive officer was hired in January 2009 and does not hold any shares nor does she have any shares issuable pursuant to options that are exercisable within 60 days of March 13, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended January 4, 2009, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except that due to an administrative error by the Company, Ms. Taylor and Ms. Strober each filed a Form 4, each reporting one transaction, one day late on April 30, 2008, and Ms. Taylor and Ms. Strober each reported one transaction late on a Form 4 filed on April 10, 2009.

Executive Officers

Set forth below is information regarding our executive officers as of March 13, 2009.

Name	Age	Position
Diane Irvine	50	Chief Executive Officer, President and Director

Mark Vadon	39	Executive Chairman and Chairman of the Board of Directors

Marc Stolzman	42	Chief Financial Officer

Susan Bell	51	Senior Vice President

Dwight Gaston	40	Senior Vice President

Marianne Marck	49	Senior Vice President

Terri Maupin	47	Vice President of Finance, Controller and Corporate Secretary

Diane Irvine has served as a director since May 2001, and has served as Blue Nile’s Chief Executive Officer since February 2008 and President since February 2007. She served as the Company’s Chief Financial Officer from December 1999 to September 2007. From February 1994 to May 1999, Ms. Irvine served as Vice President and Chief Financial Officer of Plum Creek Timber Company, Inc., a timberland management and wood products company. From September 1981 to February 1994, Ms. Irvine served in various capacities, most recently as a partner, with Coopers and Lybrand LLP, an accounting firm. Ms. Irvine serves on the Board of Directors of Ticketmaster Entertainment, Inc., a live entertainment ticketing and marketing company. Ms. Irvine holds a B.S. in Accounting from Illinois State University and an M.S. in Taxation from Golden Gate University.

Mark Vadon co-founded Blue Nile and has served as Chairman of the Board of Directors since its inception in March 1999. He has served as the Company’s Executive Chairman since February 2008 and served as the Company’s Chief Executive Officer from March 1999 to February 2008. From March 1999 to February 2007, Mr. Vadon was also Blue Nile’s President. From December 1992 to March 1999, Mr. Vadon was a consultant for Bain & Company, a management consulting firm. Mr. Vadon holds a B.A. in Social Studies from Harvard University and an M.B.A. from Stanford University.

Marc Stolzman has served as Blue Nile’s Chief Financial Officer since June 2008. Prior to joining Blue Nile, Mr. Stolzman served as Chief Financial Officer for Imperium Renewables, a biodiesel refining and manufacturing company, from March 2007 to May 2008. From 1994 to January 2007, Mr. Stolzman served in a number of executive leadership positions with Starbucks Coffee Company, including Senior Vice President of Finance and Business Development of Starbucks Coffee International from July 2003 to January 2007, Chief Financial Officer of Starbucks Coffee Japan from May 2001 to July 2003, and as Vice President of Finance of North America from 1997 to 2001. Mr. Stolzman holds a B.A. in Business Administration from Washington State University.

Susan Bell has served as Blue Nile’s Senior Vice President since June 2005. Ms. Bell has held executive level positions in both marketing and merchandising since she joined Blue Nile in September 2001. From October 2000 to February 2001, Ms. Bell served as Vice President of Merchandising and Marketing for The Body Shop Digital, an e-commerce company. From July 1984 to July 2000, Ms. Bell served in various capacities at Eddie Bauer, Inc., a clothing and merchandise retail company, most recently as Vice President and General Merchandising Manager. Ms. Bell holds a B.A. in Business Administration from San Francisco State University.

Dwight Gaston has served as Blue Nile’s Senior Vice President since September 2005. From July 2003 to March 2005, Mr. Gaston served as Vice President of Operations, and from May 1999 to July 2003, Mr. Gaston served as Blue Nile’s Director of Fulfillment Operations. From June 1992 to June 1995 and from August 1997 to May 1999, Mr. Gaston was a consultant with Bain & Company, a management consulting firm. Mr. Gaston holds a B.A. in Economics from Rice University and an M.B.A. from Harvard University.

Marianne Marck has served as Blue Nile’s Senior Vice President since January 2009. From May 2003 to January 2009, Ms. Marck served as Vice President of Engineering for Disney Interactive Media Group, a division of The Walt Disney

Company. From March 1998 to May 2003, Ms. Marck served in various capacities at CNET Networks, most recently as Senior Vice President of Technology Infrastructure. From November 1991 to March 1998, Ms. Marck served as an engineer and engineering manager at Sybase, an enterprise software company. From June 1989 to November 1991, Ms. Marck served as a software developer at the IBM Almaden Research Laboratory. Ms. Marck holds a B.A. in Mathematics from Mills College and has done graduate work in computer science and executive management.

Terri Maupin has served as Blue Nile’s Vice President of Finance and Controller since July 2004 and as Corporate Secretary since October 2004. From September 2003 to July 2004, Ms. Maupin served as Blue Nile’s Controller. From February 2001 to September 2003, Ms. Maupin served as the Staff Vice President of Finance and Controller at Alaska Air Group, Inc., the parent company of airline companies Alaska Airlines, Inc. and Horizon Air Industries, Inc., and Staff Vice President of Finance and Controller at Alaska Airlines, Inc. Prior to her employment with Alaska Air Group, Ms. Maupin served as Director of Financial Reporting at Nordstrom, Inc., a clothing and merchandise retail company. Ms. Maupin holds a B.A. in Accounting from Western Washington University.

Compensation of Executive Officers

Compensation Discussion and Analysis

This compensation discussion and analysis provides information about the compensation paid to our executives. It also contains an analysis of our compensation package and the amounts shown in the compensation tables that follow. The term “named executive officers” refers to Mark Vadon, who served as our Principal Executive Officer until February 2008, when he was appointed as our Executive Chairman; Diane Irvine, who was appointed as our Principal Executive Officer in February 2008; Robin Easton, who served as our Principal Financial Officer from September 2007 until his resignation effective March 31, 2008; Terri Maupin who served as our Principal Financial Officer from April 2008 until June 2008; Marc Stolzman, who was appointed as our Principal Financial Officer in June 2008; Susan Bell and Dwight Gaston, the other current executive officers who earned in excess of $100,000 in total compensation; and Darrell Cavens, our former Senior Vice President. Mr. Cavens resigned in July 2008.

Compensation Objectives. Our compensation programs are designed to achieve the following key objectives:

■	Attract and Retain. Attract and retain key talent whose knowledge, skills, experience and performance help us to achieve our business goals and objectives;

■	Incent and Motivate. Incent and motivate executives to drive key short and long-term objectives and initiatives that create the most stockholder value and best position us for sustainable long-term success;

■	Reward. Reward executives when they achieve short and long-term objectives; and

■	Align Interests with Stockholders. Align executive interests with our stockholders.

To achieve these compensation objectives, our compensation package is comprised of three primary components — base salary, annual cash incentive bonus, and equity awards. In addition, we provide our executives with benefits available to substantially all full-time salaried employees.

Compensation Components and How Components Relate to Objectives. The three main components of our executive compensation include base salary, annual cash incentive bonus, and equity awards under our 2004 Equity Incentive Plan. The Compensation Committee believes that the total compensation package provided through these components establishes an appropriate mix between cash and equity compensation and between currently-paid and longer-term compensation to further the compensation objectives discussed above. At least annually, the Compensation Committee reviews both the total compensation paid to each executive and each of the three individual components of the compensation package. When allocating among the components of executive compensation, the Compensation Committee generally believes that a significant portion of executive compensation should be performance based. It also reviews market data, including data related to our peer group provided by our outside compensation consultant and other data gathered by management at the request of the Compensation Committee, as a guideline for allocating among the components of executive compensation. The Compensation Committee believes that, relative to other employees, executives should have a greater proportion of their compensation tied to longer-term performance because they are in a position to have greater influence on long-term results. As a result, the Compensation Committee intends for the executives to have a substantially greater percentage of their total compensation (relative to the total compensation of other employees) derived from the value of equity awards which vest over time and from the achievement of performance objectives.

Benchmarking. To attract and retain executives, we strive to provide a total compensation package that is competitive with compensation provided by companies with whom we compete for executive talent. In 2007, the Compensation Committee engaged Milliman, Inc., an independent compensation consulting firm, to assist the Compensation Committee in its assessment of the overall competitiveness of our executive compensation package. Milliman performs work on behalf of the Compensation Committee with respect to compensation of our executive officers. We engage a different compensation firm to review and analyze our non-executive officer compensation. Milliman’s analysis of our executive officer compensation included data from proxy statements of a select peer group of publicly-traded companies and published survey data. The proxy data provided a focused comparison of the five most highly compensated executives within our peer group and provided the Compensation Committee with a comparison of a top leadership group within a company. To conduct the proxy analysis, Milliman evaluated three years of data and averaged the three years to gain a picture of our peer companies’ compensation policies over time. Additionally, Milliman provided specific market information for all executive positions through several compensation survey sources. In connection with its review of executive compensation in 2008, the Compensation Committee obtained updated proxy data for the peer group from management at its request.

Considerations when developing the peer group included line of business, financial size (as measured by revenue and market value), and number of employees. In 2008, the Compensation Committee removed CNET Networks, Inc. from the peer group because it was acquired in 2008 by CBS Corporation. The current peer group consists of:

Bankrate, Inc.	CoStar Group, Inc.
GSI Commerce, Inc.	Jupitermedia Corporation
The Knot, Inc.	LoopNet, Inc.
Movado Group, Inc.	Move, Inc.
Netflix, Inc.	Priceline.com, Inc.
Shutterfly, Inc.	Spark Networks, Inc.
TheStreet.com, Inc.	VistaPrint Limited

On the basis of the proxy data and the survey data, Milliman provided the Compensation Committee with market total compensation data for the 25th, 50th and 75th percentiles of the compensation data reviewed.

The Compensation Committee used the information provided by Milliman and the updated proxy data primarily to ensure that the executive compensation program as a whole is competitive in the marketplace. The Compensation Committee does not follow a rigid formula for determining where an executive’s compensation should fall within the market data provided by our outside consultant. Instead, the Compensation Committee uses the market compensation data as a check on the executive’s compensation, and generally targets total cash compensation around the 50th percentile and total compensation around the 75th percentile of the market compensation data. The Compensation Committee intends to retain the services of third party executive compensation specialists from time to time, as the Committee sees fit, in connection with the establishment of policies related to our components of compensation.

Determining Compensation. The Compensation Committee is responsible for establishing and administering our executive compensation package. It determines, in its sole discretion, the compensation and other terms of employment of our executive officers and may form and delegate authority to subcommittees, as appropriate. The Compensation Committee is comprised entirely of independent directors. The Compensation Committee meets outside the presence of all of our executive officers, except Mr. Vadon, our Executive Chairman, and Ms. Irvine, our Chief Executive Officer, collectively the Designated Officers, to formulate recommendations on matters of compensation philosophy, plan design, and specific compensation recommendations for the executive officers other than the Designated Officers. Our General Counsel, Lauren Neiswender, also attends meetings in her capacity as secretary of the meetings. From time to time, various members of management as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice, or otherwise participate in the Compensation Committee meetings.

When making compensation decisions for executive officers other than the Designated Officers, the Compensation Committee generally begins with recommendations and input from the Designated Officers, and then reviews the competitive market data and the individual’s expertise, performance, duties, and overall past and future expected value to the business. The Compensation Committee follows the same methodology for reviewing Ms. Irvine and Mr. Vadon’s compensation, except that Mr. Vadon provides input and feedback to the Compensation Committee for Ms. Irvine. The Compensation Committee meets outside the presence of all executive officers, including the Designated Officers, when determining Ms. Irvine and Mr. Vadon’s compensation.

The information below provides more detailed analysis of how each of the components of our executive compensation package contributes to the objectives set forth above and the process by which the Compensation Committee determines each component of compensation and establishes the mix among the three components of compensation.

Base Salary. The primary objective of base salary is to attract and retain key talent whose knowledge, skills, experience, and performance help us to achieve our business goals and objectives. Typically, the Compensation Committee reviews base salaries annually and at the time of hire, promotion or other change in responsibilities or market competitiveness. In determining whether to increase or decrease the base salary paid to an executive, including changes made to base salaries in fiscal year 2008, the Compensation Committee takes into account the recommendations and input from the Designated Officers, changes (if any) in the market pay levels, the contributions made by the executive, the performance of the executive, the increase or decrease in responsibilities and roles of the executive, the business needs for the executive, and the compensation of other executive officers within the Company with similar responsibilities. Generally, the Compensation Committee believes that executive base salaries should be near the median of the range of salaries for executives in similar positions and with similar responsibilities at comparable companies as measured by the market compensation data provided by Milliman and the updated proxy data from our peer group. The Compensation Committee believes maintaining market competitive salaries helps us to attract and retain executive talent.

Based on the peer group information that it has reviewed, the Compensation Committee believes that the base salaries of all of our named executive officers fall within a normal range of base salaries around the combined peer group and published market data median. The normal range is established by considering an 80 to 120 percent range around the market 50th percentile. This range allows for variations in base salary due to market factors, experience and performance, job complexity, and organizational values or strategies.

In connection with Ms. Irvine’s promotion to Chief Executive Officer in February 2008, the Compensation Committee increased her base salary from $340,000 to $450,000. When making this adjustment, the Compensation Committee considered the recommendation from Mr. Vadon, her current salary, market data, her experience and expertise, her past and future expected value to the Company, and the increase in her duties and responsibilities arising from her new position. When formulating his recommendation, Mr. Vadon referred to the market data supplied by Milliman, his own assessment of the peer group, and his prior compensation as the Company’s Chief Executive Officer. In connection with Mr. Vadon’s move from Chief Executive Officer to Executive Chairman, his salary was adjusted from $385,000 to $250,000 to reflect the change in his role and responsibilities.

In July 2008, the Compensation Committee increased each of Mr. Gaston and Ms. Bell’s base salary from $210,000 to $230,000 and increased Ms. Maupin’s base salary from $154,000 to $165,000. When making these adjustments, the Compensation Committee considered the input and recommendations from the Designated Officers, the Milliman compensation analysis, salary data from 2008 peer group proxies, the experience, expertise and duties of each of these executives, and the contribution each executive makes and is expected to make to the overall success of the Company. The Compensation Committee also considered its pay philosophy and the appropriate mix between short and long term compensation. Mr. Stolzman was hired as our Chief Financial Officer in June 2008. When determining his salary, Ms. Irvine recommended to the Compensation Committee a base salary of $280,000. The Committee reviewed this recommendation in light of Mr. Stolzman’s level of experience, his potential value to the business, the scope of his responsibilities, information obtained through Milliman’s compensation analysis, salary data from 2008 peer group proxies, the compensation paid to the other executives, and the compensation negotiations with Mr. Stolzman. The base salaries paid to our named executive officers in 2008 are set forth below in the Fiscal Year 2008, 2007, and 2006 Summary Compensation Table.

Annual Cash Incentive Bonus. The Compensation Committee has authority over our bonus program, eligibility for participation in the bonus program, and bonus amounts awarded to executives. All of our named executive officers were eligible for participation in our 2008 bonus program. The objective of the annual cash bonus is to further incent and motivate executives to drive our annual objectives and initiatives and to reward the executives when those objectives and incentives are achieved. The objectives and initiatives are established early in the fiscal year and are designed to align executive compensation with the creation of stockholder value and best position us for sustainable long-term success.

The Compensation Committee generally believes that total cash compensation (base salary and annual cash incentive bonus) paid to executives should be near the median of the range of cash compensation paid to executives in similar positions and with similar responsibilities at comparable companies as measured by the peer market compensation data. More importantly, however, the Compensation Committee focuses on the executive’s level of responsibility within the organization and the potential effect the executive may have on our ability to achieve our annual objectives and initiatives. When determining the target bonus amount relative to the executive’s base salary, the Compensation Committee believes that executives should have a meaningful portion of their cash compensation tied to performance expectations.

Target bonus awards are typically established in the first quarter of the year, are reviewed midway through the year and may be adjusted if an executive is promoted, there is a change in the competitive environment, or the responsibilities of the executive changes during the year. In 2008, all changes during the fiscal year were prorated. In February 2008, Ms. Irvine was promoted to Chief Executive Officer and her target bonus award was increased from $238,000 to $300,000 to reflect her additional responsibilities. Her bonus target is 67 percent of her base salary. At the time of Ms. Irvine’s promotion, Mr. Vadon took the role of Executive Chairman of the Company. His bonus was adjusted as of March 2008 from $289,000 to $250,000. Mr. Vadon’s bonus target is 100 percent of his base salary.

Mr. Stolzman’s bonus target award was established when he commenced employment with us in June 2008. In establishing Mr. Stolzman’s target bonus award, the Compensation Committee took into consideration the recommendation by Ms. Irvine, the market compensation data, the target bonus amount of the other executives, Mr. Stolzman’s experience, his expected value to the business, and the compensation negotiations with Mr. Stolzman.

The 2008 individual bonus targets for Mr. Stolzman, Mr. Gaston, Ms. Bell, and Ms. Maupin were 43 percent, 35 percent, 35 percent and 21 percent of their respective base salaries. These percentages are based on the executive’s annualized base salary at the end of the fiscal year 2008 and the target bonus award for the executive for fiscal year 2008 at the 100 percent level. Mr. Cavens’s 2008 individual target bonus award was 38 percent of his base salary on an annualized basis. The Compensation Committee believes that the total cash compensation for each of the named executive officers is within the normal range of the median of the market compensation data for total cash compensation.

The aggregate bonus pool for fiscal year 2008 was structured to be established through the achievement of our objectives for Adjusted EBITDA (defined as net income before income taxes, other income, net, depreciation, amortization and stock-based compensation). The 2008 Adjusted EBITDA target was $33.3 million. The Compensation Committee also established a target bonus amount for each executive officer expressed as a percentage of the executive officer’s base salary. Upon the establishment of the bonus pool, the Compensation Committee had the authority to award the executive officers between zero and 200 percent of such executive officer’s bonus target amount based: (i) 50 percent on the achievement of certain financial performance objectives, including revenue, earnings per diluted share and free cash flow generation, and (ii) 50 percent on the achievement of individual performance objectives based on the executive officer’s roles and responsibilities within the Company. When establishing the financial objectives, the Compensation Committee reviews and considers our internal forecasts for Adjusted EBITDA, revenue, earnings per diluted share and free cash flow, with the recognition that its top executives play a large part in whether the Company achieves its goals. Adjusted EBITDA and free cash flow are non-GAAP financial measures that we derive from our financial statements. Non-GAAP adjusted EBITDA is derived from earnings before interest and other income, taxes, depreciation and amortization, adjusted to exclude the effects of stock-based compensation expense. Non-GAAP free cash flow is derived from net cash provided by or used in operating activities adjusted for cash outflows related to purchases of fixed assets, including internal use software and website development. The fiscal year 2008 revenue target was $349.0 million, earnings per diluted share target was $1.04, and free cash flow target was $40.2 million. The financial targets are established such that their achievement is not guaranteed. For fiscal year 2008, the Company’s financial performance did not achieve the targeted levels. The Adjusted EBITDA was $25.1 million, revenue was $295.3 million, earnings per diluted share was $0.75, and free cash flow was negative $4.9 million.

The individual performance objectives vary depending upon the executive’s duties and responsibilities within the Company. The financial objectives set forth above represent 100 percent of Mr. Vadon’s performance objectives.

Ms. Irvine’s performance objectives related to our strategic objectives, our organizational structure, leadership, growth plans, and valuation creation. Mr. Stolzman’s performance objectives related to his successful transition into the role of the Chief Financial Officer, his leadership over the finance department and its processes, and the structure and development of his team. Mr. Gaston’s personal objectives related to our operations, international strategy, and the structure and development of his team. Ms. Bell’s individual performance objectives related to the development and enhancement of our products and brand and the structure and development of her team.

Based on our Adjusted EBITDA performance for fiscal year 2008 as compared to our objective, the Compensation Committee determined that the bonus pool would not be funded and that executive bonuses would not be paid for 2008.

We do not have any program, plan or obligation that requires us to include any executive officer in our bonus program, except for the commitment in Mr. Stolzman’s offer letter of a target bonus amount of $120,000. The authority to establish a bonus plan and the terms of the bonus plan rest entirely with the Compensation Committee. In March 2009, the Compensation Committee adopted the fiscal year 2009 executive bonus program. The 2009 executive bonus program has similar features to past bonus programs in terms of establishing Adjusted EBITDA targets to fund a bonus pool as well as similar financial and performance objectives that provide the basis for determining an executive’s individual bonus award. When establishing the 2009 executive bonus program, the Compensation Committee took into consideration the difficulty in projecting financial performance as a result of the significant global financial and economic crisis. As a result, the 2009 executive bonus program provides significantly greater discretion to the Compensation Committee to consider factors beyond the enumerated financial targets when establishing both the bonus pool available and the individual bonus awards for executive officers.

Equity Awards. The Compensation Committee believes in the importance of equity ownership for all executive officers to incent, retain, award and align executive interests with stockholders. Our long-term equity incentive awards are made pursuant to our 2004 Equity Incentive Plan. Historically, our equity incentive compensation for all executives has exclusively been in the form of options to acquire our common stock. For non-executive and executive new hires, stock option awards are granted on the employee’s hire date and the exercise price of the stock option is equal to the closing price of our common stock on the last trading day prior to the hire date. In all cases, the hire date and the pricing of the option is preceded by approval of the option grant and terms by the Compensation Committee or our Stock Award Committee, as appropriate. Historically, the Compensation Committee has also awarded employees merit based stock option grants annually. Our policy is to award these annual grants during open windows under our internal trading policy to provide for pricing of equity grants that reflects the dissemination of material information and a fair representation of the market’s collective view of our results and performance. The Compensation Committee may approve the annual equity award during a closed window for grant on the first day of an open window. The exercise price of the stock option grant in these circumstances is the closing price of our common stock on the last trading day prior to the grant date. If the Compensation Committee approves an option grant for an existing executive during an open window, the exercise price of the stock option award is equal to the latest known closing price of our common stock on the date of grant. Executives receive value from these grants only if the value of our common stock appreciates over the long-term. In general, the stock option awards granted to executive officers vest over a 4-year period as follows: 1/4th of the shares vest one year after the vesting commencement date and 1/48th of the shares vest monthly thereafter. The Compensation Committee believes this vesting period properly relates the value of this compensation component to the long-term success of the Company and the individual.

The amount of equity awarded to an executive is based on a target total compensation package. The total compensation package is determined based on the value of total compensation for comparable positions at peer companies and factors such as input from the Designated Officers, the recipient’s level of responsibility, individual and company performance, and the individual’s anticipated level of future contributions to our success. When reviewing the entire compensation package for executives, the Compensation Committee uses a Black-Scholes value as well as an inherent value assuming various stock price scenarios to determine the value of the equity grant. When determining the amount of equity to award an executive, the Compensation Committee generally does not consider the value the executive has achieved or may achieve from prior equity awards. The equity awarded to executives is designed to award the executive for future stockholder return. The Compensation Committee does review prior grants to executives in its analysis of the executive’s entire compensation, for retention purposes, and to ensure the executive’s interests are properly aligned with that of our stockholders. The stock option grants awarded in 2008 were focused on ensuring that each executive’s total compensation package was competitive and that the amount of the award properly aligned executive interests with those of our stockholders. The Compensation Committee also considered the market value of the Company’s common stock relative to the exercise price of existing options held by the executives. Ms. Irvine’s 2008 equity grant was higher than typical due to her promotion to the role of Chief Executive Officer. Also, Mr. Stolzman’s 2008 equity grant represents his initial grant with the Company; initial grants to executives are typically higher than annual performance grants.

In fiscal year 2008, the named executive officers were granted options to purchase between 13,000 and 180,000 shares of our common stock, which ranged from 2.8 percent to 38.2 percent of the total options granted to employees. The amount of stock options awarded to named executive officers in fiscal year 2008 are set forth below in the Fiscal Year 2008, 2007, and 2006 Summary Compensation Table.

In February 2009, the Compensation Committee granted the named executive officers, including the Chief Executive Officer, stock options and restricted stock units. The restricted stock units vest in two equal annual installments commencing on the first anniversary of the date of grant. The Compensation Committee believes that this vesting period properly balances the potential compensatory benefits of the grants with the long-term success of the Company. The Compensation Committee believes that a combination of stock options and restricted stock units is an appropriate long-term compensation mix that continues to reinforce and align the interests of our stockholders with the interests of each executive and will increase the retention of each of the executives.

Health and Welfare Benefits. All full-time regular employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.

Retirement Savings Opportunity. All employees, including our named executive officers, may participate in our tax-qualified 401(k) defined contribution retirement savings plan, or 401(k) Plan. Each employee may make before tax contributions of their base salary up to the current Internal Revenue Service limits. We provide this plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. All contributions to the 401(k) Plan are made in cash and are invested in funds as directed by the participant, with the participant being able to select from a variety of funds. We do not offer participants the opportunity to invest in shares of our stock through the 401(k) Plan. Pursuant to the terms of our 401(k) Plan, we have the discretion to fund a cash match based on a percentage of the employee’s cash contribution. In 2008, we matched fifty percent of the amount contributed by each employee up to four percent of such employee’s annual compensation. Vesting in the matching contribution is based on years of service. Participants are 100 percent vested after four years of continuous service to the Company.

Perquisites. All full time regular employees, including the named executive officers, receive an annual transportation allowance of $720. Additionally, all full-time regular employees are eligible for an employee discount on certain of our products.

Employment, Severance and Change of Control Agreements. Each of our named executive officers, except for Mr. Vadon, has signed offer letters. These offer letters provide that the officer is an at-will employee. These offer letters also provide for an initial salary and an initial stock option grant as well as other customary benefits and terms. Additionally, Mr. Stolzman’s offer letter sets forth his target bonus award.

Outside of a change of control, we are not contractually obligated to pay severance to any named executive officer. On March 18, 2008, we entered into a Severance Agreement with Robin Easton, our former Chief Financial Officer. Under the terms of this agreement, we agreed to pay Mr. Easton two months’ salary, payable in the form of salary continuation, from March 31, 2008, the effective date of his resignation.

In March 2009, the Compensation Committee approved a Change of Control Severance Plan. This plan provides for the payment of severance benefits to designated executive employees whose employment is terminated within a specified period (not to exceed 2 years) following a change of control of the Company, either due to a termination without Cause or a resignation for Good Reason, as each term is defined in the Change of Control Severance Plan. Currently, each of our named executive officers is eligible to participate in this plan. Benefits are only paid under the plan if there is: (1) a change of control, and (2) the executive is terminated without Cause or resigns for Good Reason. The Change of Control Severance Plan does not provide for any tax gross-ups.

Under the terms of the Change of Control Severance Plan, if following a change of control a named executive officer is terminated without Cause or resigns for Good Reason, and provided the executive signs the Company’s standard form of release, he or she will be entitled to receive as severance: (1) a lump sum cash payment equal to a multiple of such employee’s base salary and target annual incentive bonus, (2) Company-paid premiums for continued health insurance for a period of time equal to the period of base salary being provided (but not more than 18 months and in no event for longer than such coverage is available), and (3) full vesting of all then-outstanding equity awards. The payment of multiples of base salary and bonus and the accelerated vesting of equity awards are consistent with competitive practices for positions at the level of the named executive officers. The Compensation Committee reviewed the potential cost of the change of control benefits assuming various stock price scenarios.

The Compensation Committee believes that the adoption of a change of control plan is an important part of a competitive overall compensation arrangement for named executive officers. The Compensation Committee believes that the Change of Control Severance Plan will help to secure the continued employment and dedication of named executive officers, and ameliorate any concern that they might have regarding their continued employment prior to or following a change of control, thereby allowing the executive to focus his or her attention to serving the interest of the Company. The Compensation Committee also believes that the Change of Control Severance Plan serves as an important recruitment and retention device, as many of the companies with which the Company competes for executive talent have similar agreements in place for their senior officers.

Additionally, under our 2004 Equity Incentive Plan, in the event of certain corporate transactions, if the surviving or acquiring entity elects not to assume, continue or substitute for equity awards granted under the 2004 Equity Incentive Plan, the vesting and, if applicable, exercisability of each equity award granted under the 2004 Equity Incentive Plan will accelerate in full for those whose service with the Company or any of the Company’s affiliates has not terminated and, to the extent such equity award requires exercises, such as a stock option, such equity awards will be terminated if not exercised prior to the effective date of such corporate transaction.

Compensation of Named Executives in Relation to Each Other and to the Chief Executive Officer. Ms. Irvine’s salary relative to the other named executive officers reflects her level of experience and scope of responsibilities within the Company, including her responsibility over the growth, health and strategic direction of the Company. Mr. Vadon’s salary was adjusted in March 2008 to reflect the change in his day-to-day responsibilities as the Executive Chairman. The Compensation Committee believes that the compensation paid to Mr. Vadon, Mr. Stolzman, Ms. Bell, Mr. Gaston, and Ms. Maupin in relation to Ms. Irvine and in relation to each other is reasonable and appropriate given each individual’s level of experience and scope of responsibilities.

Executive Equity Ownership Guidelines and Policy Against Hedging. As a guideline, executives are asked, but are not required, to maintain equity holdings equal to at least three to five years’ cash compensation. In making this determination, executives are asked to calculate the shares that they own outright and the value of their vested options as a percentage of such executive’s total cash compensation (base salary plus target annual bonus award).

No employee may engage in short sales, transactions in put or call options, margin loans with stock as collateral, certain hedging transactions or other inherently speculative transactions with respect to the Company’s stock at any time.

Tax Treatment of Compensation. We review compensation plans in light of applicable tax provisions, including Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. Section 162(m) generally limits the deduction for federal income tax purposes to no more than $1.0 million of compensation paid to each of the named executive officers in a taxable year. Compensation above $1.0 million may be deducted if it is “performance-based compensation” within the meaning of the Code. To date, we have not faced the annual deduction limit, because bonus and base salary have not exceeded $1.0 million to any individual employee, and stock option grants awarded under our 2004 Equity Incentive Plan qualify as “performance-based compensation” within the meaning of the Code and are therefore exempt from the deduction limit.

Compensation of Executive Officers

The following table sets forth compensation earned by our named executive officers for the 2008, 2007, and 2006 fiscal years.

Fiscal Year 2008, 2007, and 2006 Summary Compensation Table

							Non-Equity
							Incentive Plan	All Other	Total
		Salary		Bonus		Option Awards	Compensation	Compensation	Compensation
Name and Principal Position	Year	($)		($)(1)		($)(2)	($)(3)	($)(4)	($)(5)

Diane Irvine (6)	2008	437,396		–		1,671,210	-	5,320	2,113,926
Chief Executive Officer, President	2007	336,641		–		862,754	467,333	5,220	1,671,948
and Director	2006	300,000		–		623,540	186,000	5,120	1,114,660

Mark Vadon (7)	2008	274,107		–		2,015,380	-	5,320	2,294,807
Executive Chairman	2007	385,000		–		1,835,600	578,000	5,220	2,803,820
and Chairman of the Board	2006	385,000		–		1,435,719	289,000	5,120	2,114,839

Marc Stolzman	2008	153,125	(8)	25,000	(9)	188,924	-	420	367,469
Chief Financial Officer

Susan Bell	2008	220,265		–		360,993	-	5,320	586,578
Senior Vice President	2007	210,528		–		237,589	120,750	5,220	574,087
	2006	210,000		–		156,622	60,000	6,639	433,261

Dwight Gaston	2008	220,001		–		403,940	-	5,320	629,261
Senior Vice President	2007	204,010		–		267,107	131,250	5,220	607,587
	2006	200,000		–		182,529	70,000	4,901	457,430

Terri Maupin (10)	2008	159,501		–		235,658	-	4,752	399,911
Vice President of Finance, Controller

Darrell Cavens (11)	2008	143,063		–		71,774	-	420	215,257
Former Senior Vice President	2007	235,521		–		308,116	170,667	5,220	719,524
	2006	200,000		–		214,097	77,000	5,001	496,098

Robin Easton (12)	2008	59,585		–		(59,928)	-	33,573	33,230
Former Chief Financial Officer	2007	51,633		–		68,024	66,667	240	186,564

(1)	Bonus awards paid under our annual cash incentive bonus plan are included in the “Non-Equity Incentive Plan Compensation” column. See footnote 3 below.
(2)	The amounts included in the “Option Awards” column represent the dollar amount of expense recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of stock options granted to each of the named executive officers in 2008, 2007 and 2006 as well as prior fiscal years, in accordance with Statement of Financial Accounting Standards No. 123R. Pursuant to Securities and Exchange Commission rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions, refer to Note 6 of our consolidated financial statements included in our annual report on Form 10-K for the year ended January 4, 2009, as filed with the Securities and Exchange Commission on March 5, 2009 (File No. 000-50763). See the Grants of Plan-Based Awards for Fiscal 2008 Table included herein for information on options granted in 2008. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value, if any, that may be recognized by the named executive officers. As a result of their termination of employment in 2008, Mr. Cavens forfeited 43,251 shares of stock and Mr. Easton forfeited 33,310 shares of stock representing $319,238.97 and $289,541.21 of expense under Financial Accounting Standards No. 123R, respectively.

(3)	Non-Equity Incentive Plan Compensation includes cash incentive bonuses based on the achievement of financial and other performance objectives. See the Grants of Plan-Based Awards for Fiscal 2008 Table included herein and the Compensation Discussion and Analysis above for additional information.
(4)	Additional information is provided in the All Other Compensation Table below.
(5)	The dollar value in this column for each named executive officer represents the sum of all compensation reflected in the preceding columns.
(6)	Ms. Irvine has served as our Principal Executive Officer since February 2008.
(7)	Mr. Vadon served as our Principal Executive Officer until he was named our Executive Chairman in February 2008.
(8)	Mr. Stolzman was named our Chief Financial Officer on June 9, 2008. His 2008 base salary was $280,000 on an annualized basis.
(9)	Pursuant to the terms of Mr. Stolzman’s offer letter dated May 2, 2008, he received a signing bonus of $25,000.
(10)	Ms. Maupin served as our Principal Financial Officer from April 1, 2008 until June 8, 2008.
(11)	Mr. Cavens resigned as our Senior Vice President on July 3, 2008. His base salary was $240,000 on an annualized basis.
(12)	Mr. Easton resigned as our Chief Financial Officer on March 31, 2008. His 2007 bonus was pro-rated based on his start date as our Chief Financial Officer, which was in September 2007. Mr. Easton’s target bonus was $100,000 on an annualized basis. His base salary was $200,000 on an annualized basis.

All Other Compensation Table

				Matching	Transportation	Insurance	All Other
		Severance		Contributions	Allowance	Premium	Compensation
Name and Principal Position	Year	($)		($)(1)	($)(2)	($)(3)	($)

Diane Irvine	2008	-		4,600	720	-	5,320
Chief Executive Officer, President	2007	-		4,500	720	-	5,220
and Director	2006	-		4,400	720	-	5,120

Mark Vadon	2008	-		4,600	720	-	5,320
Executive Chairman	2007	-		4,500	720	-	5,220
and Chairman of the Board	2006	-		4,400	720	-	5,120

Marc Stolzman	2008	-		-	420	-	420
Chief Financial Officer

Susan Bell	2008	-		4,600	720	-	5,320
Senior Vice President	2007	-		4,500	720	-	5,220
	2006	-		4,323	720	1,596	6,639

Dwight Gaston	2008	-		4,600	720	-	5,320
Senior Vice President	2007	-		4,500	720	-	5,220
	2006	-		4,181	720	-	4,901

Terri Maupin	2008	-		4,032	720	-	4,752
Vice President of Finance, Controller

Darrell Cavens	2008	-		-	420	-	420
Former Senior Vice President	2007	-		4,500	720	-	5,220
	2006	-		4,281	720	-	5,001

Robin Easton	2008	33,333	(4)	-	240	-	33,573
Former Chief Financial Officer	2007	-		-	240	-	240

(1)	Represents matching contribution under our 401(k) Plan. Vesting in the matching contribution is based on years of service. Participants are 100 percent vested after four years of continuous service to the Company.

(2)	All of our employees receive a $60 monthly transportation allowance.
(3)	Represents the amount of annual health and dental insurance premiums paid on behalf of Susan Bell’s spouse and dependents above the amount paid to employees under our health and dental benefits program.
(4)	On March 18, 2008, we entered into a Severance Agreement with Robin Easton, our former Chief Financial Officer. Under the terms of this agreement, we agreed to pay Mr. Easton two months’ salary, payable in the form of salary continuation, from March 31, 2008, the effective date of his resignation.

The following table supplements the Fiscal Year 2008, 2007, and 2006 Summary Compensation Table by providing additional information about our fiscal year 2008 plan-based compensation.

Grants of Plan-Based Awards for Fiscal 2008 Table

					All Other
					Option
					Awards:		Exercise	Grant Date
		Estimated Possible Payouts			Number of		or Base	Fair Value
		Under Non-Equity			Securities		Price of	of Stock
		Incentive Plan Awards (1)			Underlying		Option	and Option
	Grant	Target		Maximum	Options		Awards	Awards
Name	Date (2)	($) (3)		($) (4)	(#) (5)		($/Sh)	($) (6)

Diane Irvine	02/28/08				180,000	(8)	44.44	3,085,884
Chief Executive Officer, President and Director		294,833	(7)	589,666

Mark Vadon	02/28/08				28,571		44.44	489,816
Executive Chairman and Chairman of the Board		256,500	(9)	513,000

Marc Stolzman	06/09/08				70,000	(11)	46.04	1,319,759
Chief Financial Officer		70,000	(10)	140,000

Susan Bell	08/08/08				22,000		41.13	370,924
Senior Vice President		78,500	(12)	157,000

Dwight Gaston	08/08/08				25,000		41.13	421,505
Senior Vice President		78,500	(12)	157,000

Terri Maupin	08/08/08				13,000		41.13	219,183
Vice President of Finance, Controller		34,000	(12)	68,000

Darrell Cavens	-				-		-	-
Former Senior Vice President		90,000		180,000

Robin Easton	-				-		-	-
Former Chief Financial Officer		100,000		200,000

(1)	None of the named executive officers received a bonus payout under the annual incentive bonus plan for fiscal 2008 as shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. In making this determination, the Compensation Committee reviewed our actual 2008 performance against our pre-established: (1) Adjusted EBITDA target, (2) revenue target, (3) earnings per diluted share target, (4) free cash flow target and (5) individual performance objectives. See the Compensation Discussion and Analysis for additional information and analysis.

(2)	Stock options granted on this date vest as to 1/4 of the shares of common stock underlying the options on the first anniversary of the grant date and as to 1/48 of the underlying shares monthly thereafter. Options granted to our current executive officers are subject to acceleration under our Change of Control Severance Plan and in certain other circumstances as provided in our 2004 Equity Incentive Plan.

(3)	This column sets forth the target amount of each named executive officer’s cash incentive bonus for 2008 as established by the Compensation Committee.
(4)	Each named executive officer was entitled to receive up to a maximum of 200 percent of the target bonus award depending upon the achievement of certain financial and individual performance objectives.
(5)	Option awards granted to named executive officers in fiscal year 2008 were issued under our 2004 Equity Incentive Plan.
(6)	The amounts represent the full grant date fair value of the awards computed in accordance with Statement of Financial Accounting Standards No. 123R. For a discussion of valuation assumptions, see Note 6 to our consolidated financial statements included in our annual report on Form 10-K for the year ended January 4, 2009, as filed with the Securities and Exchange Commission on March 5, 2009 (File No. 000-50763).
(7)	Ms. Irvine’s initial 2008 target bonus award was $238,000. In connection with her promotion to Chief Executive Officer, the Compensation Committee increased her target bonus award beginning February 1, 2008 to $300,000. Ms. Irvine’s target bonus award for fiscal year 2008 was pro-rated based on the date of adjustment.
(8)	Ms. Irvine was awarded this stock option grant upon her promotion to Chief Executive Officer in February 2008.
(9)	Mr. Vadon’s initial target bonus award was $289,000. The Compensation Committee adjusted Mr. Vadon’s bonus to $250,000 effective March 1, 2008 to reflect the change in his position from Chief Executive Officer to Executive Chairman. Mr. Vadon’s target bonus award for fiscal year 2008 was pro-rated based on the date of adjustment.

(10)	Pursuant to Mr. Stolzman’s offer letter, for fiscal year 2008 he was eligible to receive a target bonus award of $120,000 pro-rated based on his month of hire, which was June 2008.
(11)	Mr. Stolzman joined the Company in June 2008. This grant represents his initial stock option award. Initial grants to executives are typically larger than annual performance grants.
(12)	In July 2008, Mr. Gaston, Ms. Bell, and Ms. Maupin’s target bonus awards were increased by four percent, four percent, and six percent, respectively. The target bonus award amount for the year was pro-rated based on the date of adjustment.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements.  Each of our named executive officers, except for Mr. Vadon, has signed offer letters with the Company. Descriptions of our employment agreements with our named executive officers are included under the caption Employment, Severance and Change of Control Agreements in our Compensation Discussion and Analysis above.

Non-Equity Incentive Plan Awards.  These amounts reflect the potential target and maximum annual cash incentive awards payable to our named executive officers under our 2008 annual cash incentive bonus plan. None of our named executive officers received a bonus payout under the annual incentive bonus plan for fiscal 2008 as shown in the Non-Equity Incentive Plan Compensation column of the Fiscal Year 2008, 2007, and 2006 Summary Compensation Table. For more information regarding this plan, please see the Annual Cash Incentive Bonus section in our Compensation Discussion and Analysis above.

Equity Awards.  We grant stock options to executive officers under our 2004 Equity Incentive Plan. Prior to the adoption of the 2004 Equity Incentive Plan, we granted options to our executive officers under our 1999 Equity Incentive Plan. We have never granted any stock appreciation rights.

Other Compensatory Arrangements.  For a description of the other elements of our executive compensation program, see our Compensation Discussion and Analysis above.

The following table provides information regarding unexercised stock options held by each of the named executive officers as of January 4, 2009.

Outstanding Equity Awards At Fiscal Year-End 2008

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options	Options	Exercise	Expiration
	(#)	(#) (1)	Price	Date
Name	Exercisable	Unexercisable	($) (2)	(1)

Diane Irvine	31,855	-	0.25	2/25/2012
Chief Executive Officer, President	40,000	-	8.75	10/9/2013
and Director	65,000	-	30.00	7/27/2014
	51,666	10,334	32.97	8/30/2015
	64,583	35,417	31.26	5/31/2016
	15,000	30,000	83.81	8/28/2017
	-	180,000	44.44	2/27/2018

Mark Vadon	130,000	-	0.275	2/25/2012
Executive Chairman and Chairman of the Board	100,000	-	8.75	10/9/2013
	180,000	-	30.00	7/27/2014
	97,500	19,500	32.97	8/30/2015
	129,166	70,834	31.26	5/31/2016
	20,000	40,000	83.81	8/28/2017
	-	28,571	44.44	2/27/2018

Marc Stolzman	-	70,000	46.04	6/8/2018
Chief Financial Officer

Susan Bell	2,652	-	0.25	10/4/2011
Senior Vice President	10,000	-	0.25	10/15/2012
	6,000	-	8.75	10/9/2013
	5,000	-	30.00	7/27/2014
	24,166	4,834	32.97	8/30/2015
	19,375	10,625	31.26	5/31/2016
	5,666	11,334	83.81	8/28/2017
	-	22,000	41.13	8/7/2018

Dwight Gaston	1,500	-	0.25	2/25/2012
Senior Vice President	4,800	-	0.25	10/15/2012
	27,200	-	8.75	10/9/2013
	17,250	750	30.00	7/27/2014
	16,250	3,750	33.81	9/8/2015
	19,375	10,625	31.26	5/31/2016
	5,666	11,334	83.81	8/28/2017
	-	25,000	41.13	8/7/2018

Terri Maupin	5,417	-	30.00	7/27/2014
Vice President of Finance,	7,889	2,000	32.97	8/30/2015
Controller	7,083	7,084	31.26	5/31/2016
	2,666	5,334	83.81	8/28/2017
	-	13,000	41.13	8/7/2018

Darrell Cavens	-	-	-	-
Former Senior Vice President

Robin Easton	-	-	-	-
Former Chief Financial Officer

(1)	The options expiring in 2011, 2013, 2014, 2015, 2016, 2017 and 2018 vest as to 1/4 of the shares of common stock underlying the options on the first anniversary of the grant date and as to 1/48 of the underlying shares monthly thereafter. Options expiring on 10/15/2012 also vest as to 1/4 of the shares of common stock underlying the options on the first anniversary of the grant date and as to 1/48 of the underlying shares monthly thereafter. Options expiring on 2/25/2012 were granted in connection with an option cancellation and re-grant program. Pursuant to this program, the vesting dates of the options expiring on 2/25/2012 are tied to the initial grant date of the options. Each of the options expiring in 2014, 2013, 2012 and 2011 are fully vested as of January 4, 2009, except for Mr. Gaston’s grant that expires 7/27/2014, which fully vested on 2/21/2009. His vesting date is different because his options stopped vesting during a leave of absence in 2005.

The vesting date of each other option still subject to vesting is listed in the table below by expiration date:

Expiration Date	Vesting Date
08/30/2015	08/26/2009

09/08/2015	09/09/2009

05/31/2016	06/01/2010

08/28/2017	08/29/2011

02/27/2018	02/28/2012

06/08/2018	06/09/2012

08/07/2018	08/08/2012

(2)	Represents the fair market value of a share of our common stock on the grant date of the option.

The following table shows the number of shares acquired pursuant to the exercise of options by each named executive officer during fiscal year 2008 and the aggregate dollar amount realized by the named executive officer upon exercise of the option. None of the named executive officers owned any restricted stock awards prior to fiscal year 2009.

Option Exercises and Stock Vested Table in Fiscal 2008

	Option Awards
	Number of
	Shares	Value
	Acquired on	Realized on
	Exercise	Exercise
Name	(#)	($) (1)

Diane Irvine	1,200	58,512	(2)
Chief Executive Officer, President and Director

Mark Vadon	-	-
Executive Chairman and Chairman of the Board

Marc Stolzman	-	-
Chief Financial Officer

Susan Bell	5,500	252,824
Senior Vice President

Dwight Gaston	1,500	74,400
Senior Vice President

Terri Maupin	8,000	323,800	(3)
Vice President of Finance, Controller

Darrell Cavens	76,249	1,223,898
Former Senior Vice President

Robin Easton	-	-
Former Chief Financial Officer

(1)	The value realized on exercise represents the difference between the closing price on the date of exercise less the applicable exercise price of those options.
(2) Ms. Irvine exercised an option to purchase 1,200 shares. Ms. Irvine holds the shares acquired upon exercise.
(3) Ms. Maupin exercised an option to purchase 8,000 shares. Ms. Maupin holds the shares acquired upon exercise.

Equity Compensation Plan Information

We currently maintain four compensation plans that provide for the issuance of our common stock to officers and other employees, directors and consultants. These plans consist of the 1999 Equity Incentive Plan, the 2004 Equity Incentive Plan, the 2004 Non-Employee Directors’ Stock Option Plan and the 2004 Employee Stock Purchase Plan. Each of these four plans has been approved by the Company’s stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of January 4, 2009:

Number of Securities
		Weighted-Average	Remaining Available for
	Number of Securities to be	Exercise Price of	Future Issuance Under
	Issued Upon Exercise of	Outstanding	Equity Compensation Plans
	Outstanding Options,	Options, Warrants	(Excluding Shares Reflected
	Warrants and Rights	and Rights	in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders(3)	2,289,728(1)	$34.38	5,399,461(2)
Equity compensation plans not approved by security holders	-	-	-

Total	2,289,728(1)	$34.38	5,399,461(2)

(1)	Includes outstanding options to purchase 438,431 shares of common stock under the 1999 Equity Incentive Plan, 1,757,026 shares of common stock under the 2004 Equity Incentive Plan, 94,271 shares of common stock under the 2004 Non-Employee Directors’ Stock Option Plan and 0 shares of common stock under the 2004 Employee Stock Purchase Plan.
(2)	There are 0 shares available for grant under the 1999 Equity Incentive Plan, 4,025,247 shares available for grant under the 2004 Equity Incentive Plan, 374,214 shares available for grant under the 2004 Non-Employee Directors’ Stock Option Plan and 1,000,000 shares available for grant under the 2004 Employee Stock Purchase Plan. The aggregate number of shares of common stock that are reserved for issuance under the 2004 Equity Incentive Plan automatically increases on the first day of each fiscal year up to and including 2014, by five percent of the number of shares of common stock outstanding on such date unless the Board of Directors designates a smaller number. The aggregate number of shares of common stock that are reserved for issuance under the 2004 Non-Employee Directors’ Stock Option Plan automatically increases the first day of each fiscal year up to and including 2014, by the number of shares of common stock subject to options granted during the prior calendar year unless the Board of Directors designates a smaller number. After the effective date of the first offering under the 2004 Employee Stock Purchase Plan, the aggregate number of shares of common stock that are reserved for issuance under the 2004 Employee Stock Purchase Plan automatically increases on the first day of each fiscal year for 20 years, by the lesser of 320,000 shares or one and one half percent of the number of shares of common stock outstanding on each such date, unless the Board of Directors designates a smaller number.
(3)	Our equity compensation plans were approved by our stockholders prior to our initial public offering in May 2004, and our 2004 Equity Incentive Plan was approved again by stockholders at the 2008 Annual Meeting to meet the requirements of Internal Revenue Code Section 162(m).

Compensation Committee Report (1)

As part of fulfilling its responsibilities, the Compensation Committee reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) for the fiscal year ended January 4, 2009 with management. Based on the Compensation Committee’s review of the CD&A and its discussions with management, the Compensation Committee has recommended to the Board of Directors that the CD&A for the fiscal year ended January 4, 2009 be included in this proxy statement for filing with the Securities and Exchange Commission and incorporated into our Annual Report on Form 10-K for the fiscal year ended January 4, 2009.

Date: April 17, 2009

Respectfully submitted,

Steve Scheid (Chairman)
Ned Mansour
Michael Potter

(1) The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, as amended, and is not to be incorporated by reference into any filing of Blue Nile, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation of Directors

Non-Employee Director Compensation
Only non-employee directors are compensated for serving as our directors. Our compensation philosophy for non-employee directors is to provide a competitive level and mix of compensation that enhances the Company’s ability to attract and retain highly qualified directors and to reinforce the alignment of our directors’ interests with those of our stockholders.

In 2008, the Compensation Committee reviewed the compensation program for non-employee directors in comparison to the Company’s peer group. Based upon its review, the Compensation Committee approved an adjustment to the non-employee director compensation effective September 29, 2008 to bring director compensation more in line with competitive practices.

Cash Compensation.  The table below sets forth the cash compensation for which our non-employee directors are eligible:

	Prior to
	September 29,
Annual Cash Compensation	2008 ($)	Current ($)

Annual Retainer (1)	30,000	40,000

Fee for Committee Service (2)	3,000	3,000

Audit Committee Chair Fee	2,000	10,000

Compensation Committee Chair Fee	0	5,000

Nominating and Corporate Governance Committee Chair Fee	0	5,000

(1)	The annual retainer is paid in quarterly installments. At the discretion of our Board of Directors, directors may be permitted to forego all or a portion of their annual retainer for service on the Board of Directors in exchange for a grant or grants of common stock under our 2004 Equity Incentive Plan having a fair market value equal to the amount of foregone cash compensation. The number of shares granted is determined by dividing the amount of the foregone quarterly installment by the closing price of our common stock on the second day following our quarterly public announcement of our financial earnings for the quarter in which the installment is to be paid. Our policy for the timing of such determination is to provide for a price that reflects the dissemination of material information and a fair representation of the market’s collective view of our financial results and performance.
(2)	Annual fee for service on any committee.

Equity Compensation.  Non-employee directors are eligible for grants pursuant to our 2004 Non-Employee Directors’ Stock Option Plan, or Directors’ Plan. The table below sets forth the equity compensation for which our non-employee directors are eligible:

	Prior to
	September 29,
Equity Compensation (1)	2008 (#)	Current (#)

Initial Option Grant (2)	11,250	11,250

Annual Option Grant (3)	2,250	2,500

Option Grant Upon Full Vesting of Initial Option Grant (4)	9,000	9,000

(1)	Options granted pursuant to our Directors’ Plan are subject to acceleration upon a change of control as described below.

(2)	Each director receives an initial option grant upon joining the Board of Directors. The initial grant vests monthly with respect to 1/30th of the shares subject to the grant for the first 12 months following the date such director joins the Board of Directors and 1/60th of the shares subject to the grant for the subsequent 36 months. These option grants cease vesting as of the date a non-employee director no longer serves on the Board of Directors. Upon joining our Board of Directors on December 17, 2008, Mr. Lane and Mr. Mansour were each awarded an option to purchase 11,250 shares of our common stock. The exercise price of each of these initial grants is $26.02, which was the closing price of our common stock on the day prior to the grant.
(3)	Each non-employee director receives an annual option grant on the date following each Annual Meeting of Stockholders, which is reduced pro rata for each full quarter prior to the grant date during which the director did not serve as a non-employee director. The annual grant vests monthly from the date of the grant for one year. These option grants cease vesting as of the date a non-employee director no longer serves on the Board of Directors. On May 21, 2008, the day following our 2008 Annual Meeting of Stockholders, we awarded each of Mr. Carlborg, Ms. Strober and Ms. Taylor an option to purchase 2,250 shares of our common stock. Mr. Potter and Mr. Scheid, who joined our Board of Directors in October 2007, were each awarded a pro-rated option to purchase 1,125 shares of our common stock. The exercise price of these 2008 annual grants is $53.52, which was the closing price of our common stock on the day prior to the grant date. The unvested portion of the annual grant issued to Ms. Strober was terminated following her resignation from the Board of Directors on December 17, 2008. Mr. Jimenez did not receive an annual grant because pursuant to his employment terms with Novartis AG, Mr. Jimenez was not permitted to receive compensation for serving on the Board of Directors. His cash compensation was paid directly to Novartis, and he did not receive any equity compensation (equity for serving on the Board of Directors was not paid to either Mr. Jimenez or Novartis AG). Mr. Jimenez resigned from the Board of Directors on August 4, 2008.
(4)	Each non-employee director receives a refresh grant upon full vesting of the initial stock option grant or previously issued refresh grant. These refresh grants vest monthly in equal amounts from the date of the grant for four years. These options cease vesting as of the date a non-employee director no longer serves on our Board of Directors. On April 27, 2008, we awarded each of Ms. Strober and Ms. Taylor a refresh grant to purchase 9,000 shares of our common stock. The unvested portion of the refresh grant issued to Ms. Strober was terminated following her resignation from the Board of Directors on December 17, 2008.

2008 Compensation for Non-Employee Directors.  The following table summarizes the compensation paid by us to our non-employee directors during the fiscal year ended January 4, 2009.

2008 Director Compensation Table

		Fees Earned or		Stock	Option
		Paid in Cash		Awards	Awards	Total
Name		($) (1)		($) (2)	($) (3)	($)

Eric Carlborg	(4)	39,500		-	112,108	151,608
Joseph Jimenez	(5)	24,750	(6)	-	3,981	28,731
Michael Potter	(7)	35,500		(2)	157,336	192,836
Steve Scheid	(8)	36,750		(2)	157,336	194,086
Joanna Strober	(9)	35,500		(2)	110,583	146,083
Mary Alice Taylor	(10)	36,750		(2)	82,602	119,352
Leslie Lane	(11)	-		-	2,397	2,397
Ned Mansour	(12)	-		-	2,397	2,397

(1)	Includes the annual cash retainer, fees for serving on a Committee of the Board of Directors, and fees as applicable for chairing a Committee. Directors may elect to receive their annual retainer in cash or stock.
(2)	Mr. Potter, Mr. Scheid, Ms. Strober and Ms. Taylor each elected to receive their annual retainer (paid quarterly) in shares of common stock plus cash in lieu of any fractional share. The number of shares granted is determined by dividing the amount of the foregone quarterly installment by the closing price of our common stock on the second day following our quarterly public announcement of our financial earnings for the quarter in which the installment is to be paid. Mr. Potter and Ms. Strober received stock valued at $32,406 and cash in the amount of $3,094, which includes $3,000 for service on committees. Mr. Scheid and Ms. Taylor received stock valued at $32,406 and cash in the amount of $4,344. Mr. Scheid and Ms. Taylor received more cash because of their roles as Compensation

Committee Chair and Nominating and Corporate Governance Committee Chair, respectively. Committee Chair and Committee service fees are paid in cash.
(3)	The amounts included in the “Option Awards” column represent the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of stock options granted to each of the directors in 2008 as well as in prior fiscal years, in accordance with Statement of Financial Accounting Standards No. 123R. Pursuant to Securities and Exchange Commission rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions, refer to Note 6 of our consolidated financial statements included in our annual report on Form 10-K for the year ended January 4, 2009, as filed with the Securities and Exchange Commission on March 5, 2009 (File No. 000-50763). These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the directors.
(4)	Mr. Carlborg was granted an option to purchase 2,250 shares of common stock in fiscal year 2008 with a grant date fair value, computed in accordance with Statement of Financial Accounting Standards No. 123R, of $48,307. As of January 4, 2009, Mr. Carlborg held a total of 1,000 shares of common stock and options to purchase 16,834 shares of common stock.
(5)	Pursuant to the terms of Mr. Jimenez’s employment with Novartis AG, he was not permitted to receive compensation for serving on our Board of Directors. Therefore, cash compensation earned by Mr. Jimenez was paid directly to Novartis AG, and he did not receive any equity compensation. Mr. Jimenez resigned from the Board of Directors on August 4, 2008. As of January 4, 2009, Mr. Jimenez held a total of 5,671 shares of common stock.
(6)	Paid directly to Novartis AG pursuant to the terms of Mr. Jimenez’s employment agreement with Novartis AG.
(7)	Mr. Potter was granted an option to purchase 1,125 shares of common stock in fiscal year 2008 with a grant date fair value, computed in accordance with Statement of Financial Accounting Standards No. 123R, of $24,153. As of January 4, 2009, Mr. Potter held a total of 912 shares of common stock and held options to purchase 12,375 shares of common stock.
(8)	Mr. Scheid was granted an option to purchase 1,125 shares of common stock in fiscal year 2008 with a grant date fair value, computed in accordance with Statement of Financial Accounting Standards No. 123R, of $24,153. As of January 4, 2009, Mr. Scheid held a total of 912 shares of common stock and held options to purchase 12,375 shares of common stock.
(9)	Ms. Strober was granted an option to purchase 11,250 shares of common stock in fiscal year 2008 with a grant date fair value, computed in accordance with Statement of Financial Accounting Standards No. 123R, of $227,542. Ms. Strober resigned from the Board of Directors on December 17, 2008. As of January 4, 2009, Ms. Strober held a total of 1,215 shares of common stock and options to purchase 11,687 shares of common stock. Ms. Strober has 18 months from December 17, 2008 to exercise her exercisable options. The extension of the exercise term of her options increased the expense recognized in fiscal year 2008 by $27,981.
(10)	Ms. Taylor was granted an option to purchase 11,250 shares of common stock in fiscal year 2008 with a grant date fair value, computed in accordance with Statement of Financial Accounting Standards No. 123R, of $227,542. As of January 4, 2009, Ms. Taylor held a total of 5,776 shares of common stock and options to purchase 41,500 shares of common stock.
(11)	Mr. Lane was granted an option to purchase 11,250 shares of common stock in fiscal year 2008 with a grant date fair value, computed in accordance with Statement of Financial Accounting Standards No. 123R, of $123,841. As of January 4, 2009, Mr. Lane did not hold any shares of common stock and held options to purchase 11,250 shares of common stock.
(12)	Mr. Mansour was granted an option to purchase 11,250 shares of common stock in fiscal year 2008 with a grant date fair value, computed in accordance with Statement of Financial Accounting Standards No. 123R, of $123,841. As of January 4, 2009, Mr. Mansour held a total of 2,000 shares of common stock and held options to purchase 11,250 shares of common stock.

Change-of-Control.  In the event of a merger with or into another corporation or a consolidation, acquisition of our assets or other change-of-control transaction, the vesting of options granted to non-employee directors under our 1999 Equity Incentive Plan and all options granted under our Directors’ Plan will accelerate in full for the directors who are then providing services to us or our affiliates.

Transactions with Related Persons

Related Person Transactions Policy and Procedures

In February 2007, the Audit Committee adopted a written Related Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related person transactions.” For purposes of this policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director shall not be considered related person transactions under the policy. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Under our Related Person Transactions Policy, where a transaction has been identified as a related person transaction, our management presents such related person transaction to the Audit Committee for review, consideration and approval or ratification. The presentation includes, to the extent reasonably available, (a) a description of (i) the parties thereto; (ii) the interests, direct or indirect, of any related person in the transaction in sufficient detail so as to enable the Audit Committee to assess such interests; and (iii) the material facts of the proposed related person transaction, including the proposed aggregate value of such transaction, or, in the case of indebtedness, that amount of principal that would be involved; (b) an assessment of (i) the benefits to us of the proposed related person transaction; and (ii) whether the proposed related person transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to employees generally; and (c) management’s recommendation with respect to the proposed related person transaction. In the event the Audit Committee is asked to consider whether to ratify an ongoing related person transaction, in addition to the information identified above, the presentation includes a description of the extent of work performed and remaining to be performed in connection with the transaction and an assessment of the potential risks and costs of termination of the transaction.

The Audit Committee, in approving or rejecting the proposed related person transaction, considers all the relevant facts and circumstances deemed relevant by and available to the Audit Committee, including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. The Audit Committee approves only those related party transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests and those of our stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

Certain Related-Person Transactions

We have entered into indemnity agreements with certain officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is, or may be, made a party by reason of his or her position as our director, officer or other agent, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended January 4, 2009, to the Securities and Exchange Commission, is available on our website at http://investor.bluenile.com. A copy will be furnished without charge to stockholders of record upon request by mail to Investor Relations at Blue Nile, 705 Fifth Avenue South, Suite 900, Seattle Washington 98104.

Householding of Proxy Materials

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Blue Nile, Inc., Corporate Secretary, at 705 Fifth Avenue South, Suite 900, Seattle, Washington 98104 or contact Terri Maupin, our Corporate Secretary, at (206) 336-6700. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Diane Irvine
Chief Executive Officer and President

Seattle, Washington
April 17, 2009

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ITEMS 1 AND 2.

Please mark your votes as indicated in this example	☒

	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS			FOR	AGAINST	ABSTAIN

1. ELECTION OF DIRECTORS	☐	☐	☐	2	Vote to ratify Deloitte & Touche LLP as Blue Nile’s independent auditor for the fiscal year ending January 3, 2010	☐	☐	☐

Nominees:

1 Mary Alice Taylor
2 Michael Potter
3 Steve Scheid

(INSTRUCTIONS: To withhold authority to vote for any individual nominees, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

Mark Here for Address Change or Comments SEE REVERSE	☐	Will Attend Meeting	☐	YES

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
▲    FOLD AND DETACH HERE   ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting are available through 11:59 P.M. Eastern Time the day prior to the annual meeting.

BLUE NILE, INC.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders
The Proxy Statement and the 2008 Annual Report to Stockholders are available at:
http://investor.bluenile.com/

INTERNET
http://www.proxyvoting.com/nile
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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PROXY
BLUE NILE, INC.
ANNUAL MEETING OF STOCKHOLDERS – MAY 19, 2009
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
The undersigned hereby appoints Diane Irvine and Mark Vadon, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Blue Nile, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 19, 2009 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.
BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
Address Change/Comments	SOUTH HACKENSACK, NJ 07606-9250
(Mark the corresponding box on the reverse side)
(Continued and to be marked, dated and signed, on the other side)

▲ FOLD AND DETACH HERE ▲
You can now access your Blue Nile, Inc. account online.
Access your Blue Nile, Inc. stockholder account online via Investor ServiceDirect® (ISD).
The transfer agent for Blue Nile, Inc. now makes it easy and convenient to get current information on your shareholder account.
•	View account status

•	View certificate history

•	View book-entry information
•	View payment history for dividends

•	Make address changes

•	Obtain a duplicate 1099 tax form

•	Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
www.bnymellon.com/shareowner/isd
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
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